EXHIBIT 10.1

Amended and Restated Post-Petition Credit Agreement

Dated as of December 31, 2008

among

Pilgrim’s Pride Corporation, as Debtor and Debtor-in-Possession,

the guarantors from time to time parties hereto,

the Lenders from time to time parties hereto,

and

Bank of Montreal,

as DIP Agent

2545997_0110.DOC
1078278/RLC

Exhibit A—Notice of Payment Request
Exhibit B—Notice of Borrowing
Exhibit C—Final Financing Order
Exhibit D-1—Revolving Note
Exhibit D-2—Swing Note
Exhibit E—Borrowing Base Certificate
Exhibit F—Compliance Certificate
Exhibit G—Additional Guarantor Supplement
Exhibit H—Assignment and Acceptance
Exhibit I—Material Executory Contracts

Schedule 1—Commitments
Schedule 6.2—Subsidiaries
Schedule 6.16—ERISA
Schedule 8.7—Indebtedness Outstanding on the Petition Date
Schedule 8.8—Liens Existing on the Petition Date
Schedule 8.9(c)—Investments Existing on the Petition Date
Schedule 8.9(q)—Insurance Subsidiaries’ Investment Policies on the Petition Date
Schedule 8.13—ERISA Plan Termination

Amended and Restated Post-Petition Credit Agreement

This Amended and Restated Post-Petition Credit Agreement is entered into as of December 31, 2008, by and among Pilgrim’s Pride Corporation, a Delaware corporation (the “Borrower”), as debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, the direct and indirect Domestic Subsidiaries of the Borrower from time to time party to this Agreement and To-Ricos, Ltd., a Bermuda company (“To-Ricos”) and To-Ricos Distribution, Ltd., a Bermuda company (“To-Ricos Distribution”), as Guarantors, each as debtor and debtor-in-possession (the Borrower and the Guarantors, each a “Debtor” and collectively the “Debtors”) in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a “Chapter 11 Case” and, collectively, the “Chapter 11 Cases”), the several financial institutions from time to time party to this Agreement, as Lenders, and Bank of Montreal, a Canadian chartered bank acting through its Chicago branch, as DIP Agent as provided herein.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.

Preliminary Statement

On December 1, 2008 (the “Petition Date”) the Debtors filed voluntary petitions with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, initiating the Chapter 11 Cases and have continued in possession of their assets and the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

The Borrower owns, directly or indirectly, all of the issued and outstanding capital stock or other equity interests of each of the Guarantors;

The Debtors (other than To-Ricos and To-Ricos Distribution), the DIP Agent and the Lenders have entered into a Post-Petition Credit Agreement dated as of December 2, 2008 (the “Original DIP Credit Agreement”) pursuant to which the Lenders may make loans and provide other financial accommodations to the Borrower;

The Debtors, the DIP Agent and the Lenders wish to amend certain provisions of the Original DIP Credit Agreement and, for the sake of clarity and convenience, to amend and restate the Original DIP Credit Agreement on the terms and conditions set forth herein.

Now, Therefore, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.The Credit Facilities.

    Section 1.1   DIP Commitments.  Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “DIP Loan” and collectively for all the Lenders the “DIP Loans”) in U.S. Dollars to the Borrower from time to time on a revolving basis up to the amount of such Lender’s DIP Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Termination Date.  The sum of the aggregate principal amount of DIP Loans, Swing Loans, and L/C Obligations at any time outstanding shall not exceed the lesser of (i) the DIP Commitments in effect at such time and (ii) the Borrowing Base as determined based on the most recent Borrowing Base Certificate.  Each Borrowing of DIP Loans shall be made ratably by the Lenders in proportion to their respective DIP Percentages.  DIP Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to the terms and conditions hereof.

    Section 1.2   Letters of Credit.  (a) General Terms.  Subject to the terms and conditions hereof, as part of the DIP Credit, the L/C Issuer shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of the Guarantors in an aggregate undrawn face amount up to the L/C Sublimit and for purposes that are permitted under Section 8.19 hereof.  Each Letter of Credit shall be issued by the L/C Issuer, but each Lender shall be obligated to reimburse the L/C Issuer for such Lender’s DIP Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the DIP Commitment of each Lender pro rata in an amount equal to its DIP Percentage of the L/C Obligations then outstanding.

    (b)  Applications.  At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in U.S. Dollars, in a form satisfactory to the L/C Issuer upon the receipt of an application duly executed by the Borrower for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”).  Each Letter of Credit shall have an expiration date that is 30 days from the date of its issuance and shall be automatically extended for an additional 30 days unless the L/C Issuer gives the beneficiary thereof at least 30 days prior written notice that the expiration date will not so extend beyond its then scheduled expiration date, provided that in no event may the expiration date of any Letter of Credit extend beyond the Maturity Date.  Any Letters of Credit that expire after the Termination Date must be fully cash collateralized on the Termination Date by cash held in a Cash Collateral Account and otherwise under the exclusive control of the DIP Agent in an amount equal to 105% of the maximum amount available to be drawn thereunder, or be supported by a letter of credit issued by a bank acceptable to the Required Lenders and that is satisfactory in form and substance to the Required Lenders.  The L/C Issuer may give notice of non-renewal to the beneficiary of any Letter of Credit issued hereunder at any time in its sole discretion.  Notwithstanding anything contained in any Application to the contrary:  (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.1(b) hereof, (ii) except as otherwise provided in this Section and in Section 1.8 hereof, unless an Event of Default exists, the L/C Issuer will not call for the funding by the Borrower of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if the L/C Issuer is not timely reimbursed by the Borrower for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at the Default Rate.  Unless the DIP Agent or the Required Lenders instruct the L/C Issuer otherwise, the L/C Issuer will give each beneficiary of a Letter of Credit notice of non-renewal before the time necessary to prevent the automatic extension thereof if before such required notice date:  (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date,

(ii) the DIP Commitments have been terminated, or (iii) a Default or an Event of Default exists and either the DIP Agent or the Required Lenders (with notice to the DIP Agent) have given the L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.  The L/C Issuer shall also issue amendments to the Letter(s) of Credit increasing the amount thereof at the request of the Borrower, subject to the conditions of Section 7 hereof and the other terms of this Section 1.2.  The Borrower shall provide to the DIP Agent cash collateral in an amount equal to 105% of the maximum amount available to be drawn under all Letters of Credit outstanding hereunder as part of a plan of reorganization of the Borrower.

    (c)  The Reimbursement Obligations.  Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 2:00 p.m. (Chicago time) on the date when each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 10:00 a.m. (Chicago time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 10:00 a.m. (Chicago time) on the date when such drawing is to be paid, by no later than 2:00 p.m. (Chicago time) on the following Business Day, in immediately available funds at the DIP Agent’s principal office in Chicago, Illinois, or such other office as the DIP Agent may designate in writing to the Borrower (who shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds).  If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.2(e) below, then all payments thereafter received by the DIP Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(e) below.

    (d)  Obligations Absolute.  The Borrower’s obligation to reimburse L/C Obligations as provided in subsection (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the DIP Agent, the Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

    (e)  The Participating Interests.  Each Lender (other than the Lender acting as L/C Issuer in issuing the relevant Letter of Credit), by its acceptance hereof, severally agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its DIP Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer and any Cash Collateral therefor.  Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 1.2(c) above, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the DIP Agent) to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than 1:00 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the DIP Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s DIP Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to:  (i) from the date the related payment was made by the L/C Issuer to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day.  Each such Participating Lender shall thereafter be entitled to receive its DIP Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon and any Cash Collateral therefor, with the L/C Issuer retaining its DIP Percentage thereof as a Lender hereunder.  The several obligations of the Participating Lenders to the L/C Issuer under this Section 1.2 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against the Borrower, the L/C Issuer, the DIP Agent, any Lender or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any DIP Commitment of any Lender, and each payment by a Participating Lender under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever.

    (f)  Indemnification.  The Participating Lenders shall, to the extent of their respective DIP Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it.  The obligations of the Participating Lenders under this Section 1.2(f) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

    (g)  Manner of Requesting a Letter of Credit.  The Borrower shall provide at least five (5) Business Days’ advance written notice to the DIP Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Borrower and, in the case of an extension (other than an automatic extension) or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the DIP Agent and the L/C Issuer, in each case, together with the fronting fee called for by this Agreement.  The DIP Agent shall promptly notify the L/C Issuer of the DIP Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the DIP Agent or the Required Lenders) and the L/C Issuer shall promptly notify the DIP Agent and the Lenders of the issuance of the Letter of Credit so requested.

    (h)  Replacement of the L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among the Borrower, the DIP Agent, the replaced L/C Issuer and the successor L/C Issuer.  The DIP Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

    Section 1.3   Applicable Interest Rates.  (a) DIP Loans.  Each DIP Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of eight percent (8.0%) plus the Base Rate from time to time in effect, payable by the Borrower monthly in arrears on the last day of each calendar month in each year (commencing on the first such date occurring after the date hereof) and at maturity (whether by acceleration or otherwise).

    (b)  Rate Determinations.  The DIP Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

    Section 1.4   Minimum Borrowing Amounts.  Each Borrowing advanced shall be in an amount not less than $1,000,000 or any greater amount which is an integral multiple of $100,000.

    Section 1.5   Manner of Borrowing DIP Loans.  (a) Notice to the DIP Agent.  The Borrower shall give notice to the DIP Agent by no later than 12:00 noon (Chicago time) on the date the Borrower requests the Lenders to advance a Borrowing of DIP Loans.  The Borrower shall give all such notices to the DIP Agent by telephone, telecopy, or other telecommunication device acceptable to the DIP Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or in such other form acceptable to the DIP Agent.  All such notices shall specify the date of the requested advance (which shall be a Business Day) and the amount of the requested Borrowing to be advanced.  The Borrower agrees that the DIP Agent may rely on any such telephonic, telecopy or other telecommunication notice given by any person the DIP Agent in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if the DIP Agent has acted in reliance thereon.

    (b)  Notice to the Lenders.  The DIP Agent shall give prompt telephonic, telecopy or other telecommunication notice to each Lender of any notice from the Borrower received pursuant to Section 1.5(a) above.

    (c)  Borrower’s Failure to Notify.  In the event the Borrower fails to give notice pursuant to Section 1.5(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the DIP Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of DIP Loans under the DIP Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

    (d)  Disbursement of Loans.  Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing, subject to Section 7 hereof, each Lender shall make available its DIP Loan comprising part of such Borrowing in funds immediately available at the principal office of the DIP Agent in Chicago, Illinois (or at such other location as the DIP Agent shall designate).  The DIP Agent shall make the proceeds of each new Borrowing available to the Borrower at the DIP Agent’s principal office in Chicago, Illinois (or at such other location as the DIP Agent shall designate), by depositing or wire transferring such proceeds to the credit of the Borrower’s Designated Disbursement Account or as the Borrower and the DIP Agent may otherwise agree.

    (e)  DIP Agent Reliance on Lender Funding.  Unless the DIP Agent shall have been notified by a Lender prior to 1:00 p.m. (Chicago time) on the date on which such Lender is scheduled to make payment to the DIP Agent of the proceeds of a DIP Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the DIP Agent may assume that such Lender has made such payment when due and the DIP Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the DIP Loan to be made by such Lender and, if any Lender has not in fact made such payment to the DIP Agent, such Lender shall, on demand, pay to the DIP Agent the amount made available to the Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the DIP Agent at a rate per annum equal to:  (i) from the date the related advance was made by the DIP Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.  If such amount is not received from such Lender by the DIP Agent immediately upon demand, the Borrower will, on demand, repay to the DIP Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant DIP Loan.

    Section 1.6   Swing Loans.  (a) Generally.  Subject to the terms and conditions hereof, as part of the DIP Credit, the Swing Line Lender will make loans in U.S. Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit.  Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date.  Each Swing Loan shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000.

    (b)  Interest on Swing Loans.  Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Base Rate plus eight percent (8%) (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed).  Interest on each Swing Loan shall be due and payable by the Borrower monthly in arrears on the last day of each calendar month in each year (commencing on the first such date occurring after the date hereof) and at maturity (whether by acceleration or otherwise).

    (c)  Requests for Swing Loans.  The Borrower shall give the DIP Agent prior notice (which may be written or oral) no later than 3:00 p.m. (Chicago time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan.  Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Borrower shall be deposited or otherwise wire transferred to the Borrower’s Designated Disbursement Account or as the Borrower, the DIP Agent, and the Swing Line Lender may otherwise agree.  Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Lender shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the DIP Agent or the Required Lenders).

    (d)  Refunding Loans.  In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the DIP Agent, request each Lender to make a DIP Loan in an amount equal to such Lender’s DIP Percentage of the amount of the Swing Loans outstanding on the date such notice is given.  Regardless of the existence of any Event of Default, each Lender shall make the proceeds of its requested DIP Loan available to the DIP Agent for the account of the Swing Line Lender), in immediately available funds, at the DIP Agent’s office in Chicago, Illinois (or such other location designated by the DIP Agent), before 12 Noon (Chicago time) on the Business Day following the day such notice is given.  The DIP Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Lender to repay the outstanding Swing Loans.

    (e)  Participations.  If any Lender refuses or otherwise fails to make a DIP Loan when requested by the Swing Line Lender pursuant to Section 1.6(d) above for any reason, such Lender will, by the time and in the manner such DIP Loan was to have been funded to the Swing Line Lender, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its DIP Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such DIP Loans.  Each Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its DIP Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Lender funded to the Swing Line Lender its participation in such Loan.  The several obligations of the Lenders under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Borrower, any other Lender, or any other Person whatsoever.  Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the DIP Commitments of any Lender, and each payment made by a Lender under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.

    Section 1.7   Maturity of Loans.  (a) DIP Loans.  Each DIP Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.

    (b)  Swing Loans.  Each Swing Loan, both for principal and interest not sooner paid, shall mature and be due and payable by the Borrower on the Termination Date.

    Section 1.8   Prepayments.  (a) Optional.  The Borrower may prepay in whole or in part (but, if in part, then in an amount not less than $1,000,000 and in any event in an amount such that the amount of such Borrowing that remains outstanding after such prepayment is not less than $1,000,000) any Borrowing of Loans upon notice delivered by the Borrower to the DIP Agent no later than 12:00 noon (Chicago time) on the date of prepayment (or, in any case, such shorter period of time then agreed to by the DIP Agent), such prepayment to be made by the payment of the principal amount to be prepaid.

    (b)  Mandatory.  (i) If any Dispositions or Events of Loss with respect to any Property that includes any Pre-Petition BMO Primary Collateral, Pre-Petition CoBank Primary Collateral or Collateral (in an amount in excess of $1,000,000 in the aggregate) occur prior to the Termination Date and outside the ordinary course of business (no such Disposition to occur without Bankruptcy Court approval and with the Lenders reserving all rights, if any, to object to any such Disposition), 100% of the Net Proceeds thereof in excess of $1,000,000 (or any greater amount that is a whole multiple of $250,000) in the aggregate (the “Prepayment Amount”) shall be applied as follows:

(A)  First, to the costs, fees and expenses of the DIP Agent and the Lenders (including without limitation the reasonable fees and expenses of their counsel and other professionals, including those previously employed or retained by the DIP Agent and the Lenders);

(B)  Second, to interest and fees then due and then to the prepayment of all outstanding Loans and unreimbursed Reimbursement Obligations hereunder until all such Loans and Reimbursement Obligations shall be fully paid (but without any reduction in the DIP Commitments resulting from such prepayments);

(C)  Third, to be held by the DIP Agent in the Cash Collateral Account (including to prefund outstanding Letters of Credit in an amount equal to 105% of the amount of all such Letters of Credit) until released or applied pursuant to Section 4.4 hereof (but without any reduction in the DIP Commitments resulting from such prepayments); and

(D)  Fourth, as the Financing Order shall provide if then in effect and otherwise as shall be determined by the Bankruptcy Court.

Any such proceeds of sale designated to pay such taxes and costs of sale which are not required to be disbursed at the closing of such sale shall be held in escrow by the DIP Agent and shall be subject to the Lien of the DIP Agent, the Lenders, the Pre-Petition BMO Agent, the Pre-Petition BMO Lenders, the Pre-Petition CoBank Agent and the Pre-Petition CoBank Lenders until applied to pay such taxes and costs of sale and the amount of all obligations secured by Permitted Liens that are senior to the DIP Agent’s in the Collateral and the Replacement Liens.

(ii)  Prior to the Termination Date, all Available Unrestricted Cash (including without limitation all Available Unrestricted Cash consisting of proceeds of the inventory and proceeds of the accounts receivable of the Borrower and the Guarantors and all Cash Collateral generated in the ordinary course of the Borrower’s and the Guarantors’ businesses) determined as of 12:00 noon, Chicago time, on any Business Day (other than amounts subject to Section 1.8(b)(i) hereof) in excess of $15,000,000 shall be deposited in the Collection Accounts referred to in Section 4.3 hereof and applied daily as follows:

(A)  First, to the costs, fees and expenses of the DIP Agent and the Lenders (including without limitation the reasonable fees and expenses of their counsel and other professionals, including those previously employed or retained by the DIP Agent and the Lenders) that are then due and payable;

(B)  Second, to interest and fees then due and payable and then to the prepayment of all outstanding Loans and unreimbursed Reimbursement Obligations hereunder until all such Loans and Reimbursement Obligations shall be fully paid (but without any reduction in the DIP Commitments resulting from such prepayments); and

(C)  Third, to be held by the DIP Agent in the Cash Collateral Account (including to prefund outstanding Letters of Credit in an amount equal to 105% of the amount of all such Letters of Credit) until released or applied pursuant to Section 4.4 hereof.

(iii)  The Borrower shall, on each date the DIP Commitments are reduced pursuant to Section 1.11 hereof, prepay the DIP Loans, Swing Loans, and, if necessary, prefund the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of DIP Loans, Swing Loans, and L/C Obligations then outstanding to the amount to which the DIP Commitments have been so reduced.

(iv)  If at any time the sum of the unpaid principal balance of the DIP Loans, Swing Loans, and the L/C Obligations then outstanding shall be in excess of the lesser of the DIP Commitments then in effect and the Borrowing Base as determined on the basis of the most recent Borrowing Base Certificate, the Borrower shall immediately and without notice or demand pay over the amount of the excess to the DIP Agent for the account of the Lenders as and for a mandatory prepayment on such Post-Petition Obligations, with each such prepayment first to be applied to the DIP Loans and Swing Loans until paid in full with any remaining balance to be held by the DIP Agent in the Cash Collateral Account as security for the Post-Petition Obligations owing with respect to outstanding Letters of Credit.

(v)  Each prepayment of Loans under this Section 1.8(b) shall be made by the payment of the principal amount to be prepaid.  Each prefunding of L/C Obligations shall be made in accordance with Section 4.4 hereof.

    (b)  Any amount of DIP Loans and Swing Loans paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

    Section 1.9   Default Rate.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists and is continuing or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, and letter of credit fees at a rate per annum (the “Default Rate”), equal to:

(a)  for any Loan, the sum of 10.0% plus the Base Rate from time to time in effect;

(b)  for any Reimbursement Obligation, the sum of 2.0% plus the amounts due under Section 1.2 with respect to such Reimbursement Obligation; and

(c)  for any Letter of Credit, the sum of 2.0% plus the letter of credit fee due under Section 2.1 with respect to such Letter of Credit.

Interest at the Default Rate shall be paid on demand of the DIP Agent at the request or with the consent of the Required Lenders.  Any applicable stay shall be deemed to be lifted to the extent necessary to permit the DIP Agent and the Lenders to exercise their rights under this Section.

    Section 1.10   Evidence of Indebtedness.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (b)  The DIP Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the DIP Agent hereunder from the Borrower and each Lender’s share thereof.

    (c)  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence, absent manifest error, of the existence and amounts of the Post-Petition Obligations therein recorded; provided, however, that the failure of the DIP Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Post-Petition Obligations in accordance with their terms.

    (d)  Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its DIP Loans and referred to herein as a “Revolving Note”), or D-2 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable (the Revolving Notes and Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the amount of the relevant DIP Commitment, or Swing Line Sublimit, as applicable.  Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 12.12) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.12, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 1.11   Commitment Terminations.  (a) Optional DIP Credit Terminations.  The Borrower shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the DIP Agent (or such shorter period of time agreed to by the DIP Agent), to terminate the DIP Commitments without premium or penalty and in whole or in part, any partial termination to be (i) in an amount not less than $5,000,000 and (ii) allocated ratably among the Lenders in proportion to their respective DIP Percentages, provided that the DIP Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of DIP Loans, Swing Loans, and L/C Obligations then outstanding (after giving effect to any concurrent prepayments).  Any termination of the DIP Commitments below the L/C Sublimit or the Swing Line Sublimit then in effect shall reduce the L/C Sublimit and Swing Line Sublimit, as applicable, by a like amount.  The DIP Agent shall give prompt notice to each Lender of any such termination of the DIP Commitments.

    (b)  Any termination of the DIP Commitments pursuant to this Section 1.11 may not be reinstated.

    Section 1.12   Guaranties.  The payment and performance of the Post-Petition Obligations, shall at all times be guaranteed by each direct and indirect Domestic Subsidiary of the Borrower that is a Debtor in a Chapter 11 Case and To-Ricos and To-Ricos Distribution pursuant to Section 10 hereof or pursuant to one or more guaranty agreements in form and substance acceptable to the DIP Agent, as the same may be amended, modified or supplemented from time to time (individually a “Guaranty” and, collectively, the “Guaranties,” and each such Subsidiary executing and delivering this Agreement as a Guarantor (including any Subsidiary hereafter executing and delivering an Additional Guarantor Supplement substantially in the form of Exhibit G hereto) or a separate Guaranty, a “Guarantor” and, collectively, the “Guarantors”).

    Section 1.13   Substitution of Lenders.  Notwithstanding anything to the contrary contained in Section 12.13, in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders, then with the consent of the Borrower and the Super-majority Lenders, the Borrower, the DIP Agent and the Super-majority Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the DIP Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the DIP Commitment of one or more of the Super-majority Lenders, so that the DIP Commitments after giving effect to such amendment shall be in the same amount as the DIP Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of, and all other amounts owed under the Loan Documents to, the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.

Section 2.Fees.
Section 2.1   Fees.  (a) DIP Commitment Fee.  The Borrower shall pay to the DIP Agent for the ratable account of the Lenders in accordance with their DIP Percentages a commitment fee at the rate per annum equal to one-half of one percent (0.50%) (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused DIP Commitments.  Such commitment fee shall be payable monthly in arrears on the last day of each calendar month in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the DIP Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

    (b)  Letter of Credit Fees.  On the date of issuance, renewal or extension, or increase in the amount, of any Letter of Credit pursuant to Section 1.2 hereof, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to 0.25% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Monthly in arrears, on the last day of each calendar month, commencing on the first such date occurring after the date hereof, the Borrower shall pay to the DIP Agent, for the ratable benefit of the Lenders in accordance with their DIP Percentages, a letter of credit fee at a rate per annum equal to 3.00% (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such month applied to the daily average face amount of Letters of Credit outstanding during such month.  In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative fees for each Letter of Credit as established by the L/C Issuer from time to time.

    (c)  Closing Fee.  The Borrower shall pay to the DIP Agent for the ratable account of the Lenders a non-refundable closing fee in an amount equal to 2.5% (inclusive of any portion of such closing fee paid in connection with the execution and delivery by the Lenders of their commitment letters relating to the DIP Credit Facility) of the aggregate amount of the DIP Commitments on the Closing Date.  Such fee shall be payable in full no later than the Closing Date.

    (d)  DIP Agent Fees.  The Borrower shall pay to the DIP Agent, for its own use and benefit, a non-refundable fee in the amount of $125,000 payable in full upon the entry of the Interim Financing Order.

    (e)  Audit Fees.  The Borrower shall pay to the DIP Agent for its own use and benefit reasonable out-of-pocket costs and expenses for audits of the Collateral performed by the DIP Agent or its agents or representatives in such amounts as the DIP Agent may from time to time request (the DIP Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits).

Section 3.Place and Application of Payments
Section 3.1   Place and Application of Payments.  All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Post-Petition Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the DIP Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the DIP Agent in Chicago, Illinois (or such other location as the DIP

Agent may designate in writing to the Borrower), for the benefit of the Lender(s) or L/C Issuer entitled thereto.  Any payments received after such time shall be deemed to have been received by the DIP Agent on the next Business Day.  All such payments shall be made in U.S. Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim.  The DIP Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  If the DIP Agent causes amounts to be distributed to the Lenders in reliance upon the assumption that the Borrower will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the DIP Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the DIP Agent, at a rate per annum equal to:  (i) from the date the distribution was made to the date two (2) Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.

On or after the occurrence of the Termination Date, all payments and collections from Collateral (including Dispositions) shall be applied: first, to pay the Administrative Expense Carve-Out, second to the costs, fees and expenses of the DIP Agent and the Lenders; third, to interest and fees and then to repay the Loans and other Post-Petition Obligations outstanding under this Agreement; fourth, to provide cash collateral for Letters of Credit outstanding under this Agreement in an amount equal to 105% of the maximum amount available to be drawn under all such Letters of Credit; fifth, to reduce the Pre-Petition BMO Obligations under the Pre-Petition BMO Credit Agreement and the Pre-Petition CoBank Obligations under the Pre-Petition CoBank Credit Agreement according to the priorities of their respective Replacement Liens therein and otherwise on the basis set forth in the Pre-Petition BMO Credit Agreement and the Pre-Petition CoBank Credit Agreement; and then, to the Borrower (or relevant Debtor) or as otherwise required by applicable law pursuant to an order of the Bankruptcy Court.

    Section 3.2   Account Debit.  The Borrower hereby irrevocably authorizes the DIP Agent to charge any of the Borrower’s deposit accounts maintained with the DIP Agent for the amounts from time to time necessary to pay any then due Post-Petition Obligations; provided that the Borrower acknowledges and agrees that the DIP Agent shall not be under an obligation to do so and the DIP Agent shall not incur any liability to the Borrower or any other Person for the DIP Agent’s failure to do so.

Section 4.The Collateral.

    Section 4.1   Security.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Post-Petition Obligations and to induce the Lenders to make the DIP Credit available to the

Borrower in accordance with the terms hereof, the Borrower and each of the Guarantors hereby assigns, creates, grants, conveys, mortgages, pledges, hypothecates and transfers to the DIP Agent for the ratable benefit of the Lenders, first priority Liens (subject to the Administrative Expense Carve-Out and Permitted Liens permitted by, and with the priority established by, the Final Financing Order), in accordance with Sections 364(c) and (d) of the Bankruptcy Code in all right, title and interest of the Borrower and each of the Guarantors in and to any and all Property, assets and things of value of every kind or type, tangible, intangible, real, personal and fixed, whether now owned or hereafter acquired and wherever located, including, without limitation, real property (including without limitation all leasehold interests, mineral leases, and mineral and water rights), the Cash Collateral Account and all other deposit accounts, accounts, chattel paper (including electronic chattel paper), instruments, documents (including electronic documents of title), all of the Debtors’ rights and claims relating to all deposits and reserves held by utilities and trade creditors,  inventory, farm products, rights against contract growers, equipment, rolling stock (including titled and non-titled vehicles), general intangibles (including, without limitation, payment intangibles, intellectual property, interests in partnerships and joint ventures (unless prohibited, in which case the DIP Agent for the benefit of the Lenders shall have a Lien on the proceeds of such interests)), tax refunds, letter of credit rights, supporting obligations, commercial tort claims, and investment property (other than any equity interests of Avicola that is part of the Avicola Pre-Petition Collateral, but including in the Collateral any proceeds of any sale or other Disposition of such equity interests to which any Debtor may be entitled after the payment in full of the Avicola Pre-Petition Obligations), and, to the extent not otherwise included, (a) all proceeds of each of the foregoing, (b) all accessions to, substitutions and replacements (including any Property repaired, rebuilt or replaced with casualty insurance proceeds and condemnation awards) for, and insurance and condemnation proceeds, rents, profits and products of each of the foregoing, (c) the Pre-Petition BMO Collateral and the Pre-Petition CoBank Collateral, and (d) all Property of the Borrower and each of the Guarantors held by the DIP Agent or any Lender, including without limitation, the funds from time to time on deposit in the Collection Accounts referred to in Section 4.3 hereof, any funds held in escrow by the DIP Agent pursuant to the last sentence of Section 1.8(b)(i) hereof and all other Property of every description, now or hereafter in the possession or custody of or in transit to the DIP Agent or any Lender for any purpose, including safekeeping, collection or pledge, for the account of the Borrower or any Guarantor or as to which the Borrower or any Guarantor may have any right or power (all of the foregoing, the “Collateral”), provided that the Collateral shall not include any of (i) the stock of first-tier Foreign Subsidiaries of the Borrower, other than first-tier Foreign Subsidiaries of the Borrower that are Debtors, in excess of 65% of the total combined voting power of such Foreign Subsidiaries, or any stock in any Subsidiary of any first-tier Foreign Subsidiaries of the Borrower, (ii) Property of any Debtor with respect to which the consent of a third party is required for the pledge thereof, except to the extent permitted by the Uniform Commercial Code, (iii) the Avicola Pre-Petition Collateral, or (iv) the recoveries on claims and causes of action brought under Chapter 5 of the Bankruptcy Code.

    Section 4.2   Perfection of Security Interests.  (a) At the request of the DIP Agent or the Required Lenders and at the Borrower’s expense, the Borrower and each of the Guarantors shall (i) execute and deliver to the DIP Agent documentation satisfactory to the DIP Agent or the Required Lenders evidencing the Liens granted hereby, providing for the perfection of such Liens and evidencing that the automatic stay provisions of Section 362 of the Bankruptcy Code have been modified to permit the execution, delivery and filing of such documentation, and (ii) perform or take any and all steps at any time necessary to perfect, maintain, protect and enforce the DIP Agent’s Lien on the Collateral; provided, however, that no such documentation shall be required as a condition to the validity, priority or perfection of any of the Liens created pursuant to this Agreement which security interests and liens shall be deemed valid and properly perfected upon approval by the Bankruptcy Court of the Financing Order; provided further that no such documentation shall be filed in any jurisdiction with a mortgage, stamp, intangibles or similar tax.

    (b)  Until all Post-Petition Obligations and Adequate Protection Obligations have been satisfied and paid in full in cash by the Debtors and the DIP Commitments shall have terminated, the DIP Agent’s security interest in the Collateral as security for such obligations shall continue in full force and effect.

    (c)  Notwithstanding the provisions of Section 4.2(a) hereof, or failure on the part of the Borrower, any Guarantor, the DIP Agent or any Lender to perfect, maintain, protect or enforce the DIP Agent’s Lien on the Collateral, the Financing Order shall automatically, and without further action by any Person, perfect the DIP Agent’s Lien against the Collateral.

    Section 4.3   Receivables and Inventory Collections.  The Borrower and the Guarantors agree to continue, or if appropriate, forthwith make, such arrangements as shall be necessary or appropriate to assure that all proceeds of the inventory and accounts receivable of the Borrower and the Guarantors and any other Cash Collateral generated after the Closing Date but prior to the Termination Date not required for the payment of normal operating expenses of the Borrower and the Guarantors consistent, in amount and type of expenditure, with the Budget are deposited (in the same form as received) in an account maintained with the DIP Agent or accounts under the control of the DIP Agent (including local petty cash accounts and local payroll accounts approved by the DIP Agent (the “Petty Cash and Payroll Accounts”)), which provide for collections therein to be transmitted, upon the DIP Agent’s request, to an account maintained with or otherwise under the exclusive dominion and control of the DIP Agent, all such accounts maintained with or under the control of the DIP Agent to constitute special restricted accounts (each a “Collection Account” and collectively the “Collection Accounts”).   The Borrower acknowledges on behalf of itself and the Guarantors that the DIP Agent has (and is hereby granted to the extent that it does not already have) a Lien for the ratable benefit of the Lenders on each of the Collection Accounts and all funds contained therein to secure the Post-Petition Obligations and Adequate Protection Obligations, subject to the provisions of the Financing Order and the Bankruptcy Code.  Cash held in the Collection Accounts shall constitute Cash Collateral subject to the Financing Order (if in effect) and otherwise as the Bankruptcy Court shall determine.  Any applicable stay shall be deemed to be lifted to the extent necessary to permit the DIP Agent and the Lenders to exercise their rights under this Section 4.3.

    Section 4.4   Cash Collateral Account.  (a) All Cash Collateral and other amounts referred to in Section 1.8(b)(ii) shall be deposited by the Debtors in one or more accounts subject to the DIP Agent’s first priority perfected Lien and, if at any time required by the DIP Agent, under its exclusive dominion and control (collectively, the “Cash Collateral Account”).  Such funds shall be held in the Cash Collateral Account until such time as the amounts held therein are applied by the relevant Debtor to pay normal operating expenses consistent with the Budget and the Interim Financing Order and any Final Financing Order or as the DIP Agent shall otherwise require, except that the Net Proceeds of Dispositions shall be applied as set forth in Section 1.8(b)(i) hereof.  So long as no Event of Default shall have occurred and be continuing, amounts held in the Cash Collateral Account shall be made available to the relevant Debtor to pay normal operating expenses consistent, in amount and type of expenditure, with the Budget.  During the existence of an Event of Default all amounts held in the Cash Collateral Account shall be applied as required by the second paragraph of Section 3.1.

    (b)  If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required by this Agreement (including under Sections 1.8(b), 1.2(b) or 9.2), the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the DIP Agent in a separate Cash Collateral Account as security for, and for application by the DIP Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuer until all Reimbursement Obligations have been paid in full and no Letters of Credit remain outstanding, and thereafter to be applied as provided in Section 4.4(a).  Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and be continuing, amounts held in the Cash Collateral Account pursuant to this Section 4.4(b) shall be made available to the relevant Debtor to pay normal operating expenses consistent, in amount and type of expenditure, with the Budget.  During the existence of a Default or Event of Default all amounts held in such Cash Collateral Account shall be applied as required by the second paragraph of Section 3.1.

    Section 4.5   Rights of DIP Agent.  The DIP Agent may, or upon the direction of the Required Lenders, shall, in each case at any time on or after the Termination Date, after three (3) Business Days’ prior written notice to the Borrower of its intention to do so, notify Account Debtors, parties to contracts with the Borrower or any Guarantor, obligors on instruments of the Borrower or any Guarantor and obligors in respect of chattel paper of the Borrower or any Guarantor that the right, title and interest of the Borrower and the Guarantors in and under such accounts, such contracts, such instruments and such chattel paper have been assigned to the DIP Agent and that payments shall be made directly to the DIP Agent.  Upon the request of the DIP Agent or the Required Lenders on or after the Termination Date, the Borrower and the Guarantors will so notify such Account Debtors, such parties to contracts, obligors on such instruments and obligors in respect of such chattel paper.  Upon the occurrence and during the continuation of a Default or an Event of Default, the DIP Agent may in its own name or in the name of others communicate with such parties to such accounts, such contracts, such instruments and such chattel paper to verify with such Persons to the DIP Agent’s satisfaction the existence, amount and terms of any such accounts, contracts, instruments or chattel paper.

    Section 4.6   Performance by DIP Agent of Debtors’ Post-Petition Obligations.  If the Borrower or any Guarantor fails to perform or comply with any of its agreements contained in this Agreement, the other Loan Documents or the Financing Order and the DIP Agent, as provided for by the terms of this Agreement, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of the DIP Agent incurred in connection with such performance or compliance, together with interest thereon at the rate per annum determined by adding 10% to the Base Rate as from time to time in effect, shall be payable by the Debtors to the DIP Agent on demand and shall constitute Post-Petition Obligations secured by the Collateral.  Moreover, neither the DIP Agent nor any Lender shall in any way be responsible for the payment of any costs incurred in connection with preserving or disposing of Collateral pursuant to Section 506(c) of the Bankruptcy Code, and the Collateral may not be charged for the incurrence of any such cost.

    Section 4.7   DIP Agent’s Appointment as Attorney-in-Fact.  (a) The Borrower and each of the Guarantors hereby irrevocably constitutes and appoints the DIP Agent and any officer of DIP Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and each of the Guarantors and in the name of the Borrower or such Guarantor or in the DIP Agent’s own name, from time to time in the DIP Agent’s discretion, for the purpose of collecting the Post-Petition Obligations when due in accordance with the provisions of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish such purpose, and, without limiting the generality of the foregoing, hereby gives the DIP Agent the power and right, on behalf of the Borrower and the Guarantors, without notice to or assent from them, to do the following:

(i)  to ask, demand, collect, receive and give acquittances and receipts for any and all monies due and to become due under any Collateral and, in the name of the Borrower or any Guarantor or the DIP Agent’s own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the DIP Agent for the purpose of collecting any and all monies due under any Collateral whenever payable and to file any claims or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the DIP Agent for the purpose of collecting any and all such monies due under any Collateral whenever payable;

(ii)  to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or procure any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof, in each case which are not stayed pursuant to the Chapter 11 Cases or which are not being contested in accordance with this Agreement; and

(iii)  (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all monies due, and to become due, and to become due thereunder, directly to the DIP Agent or as the DIP Agent shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against the Borrower or any Guarantor, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against the Borrower or any Guarantor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the DIP Agent or the Required Lenders may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademark, throughout the world for such term or terms, on such conditions, and in such manner, as the DIP Agent or the Required Lenders shall in its or their sole discretion determine is appropriate to liquidate the Collateral; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the DIP Agent were the absolute owner thereof for all purposes, and to do, at the option of the DIP Agent and at the Borrower’s expense, at any time, or from time to time, all acts and things which the DIP Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the DIP Agent’s lien therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower and the Guarantors might do.

    (b)  The DIP Agent agrees that it will forbear from exercising the power of attorney or any rights granted to it pursuant to this Section until after the Termination Date or upon the occurrence and during the continuation of a Default or Event of Default.  The Borrower and the Guarantors hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.  The power of attorney granted pursuant to this Section is a power coupled with an interest and shall be irrevocable until the Post-Petition Obligations and the Adequate Protection Obligations are paid in full in cash and the DIP Commitments have terminated.

    (c)  The powers conferred on the DIP Agent hereunder are solely to protect the DIP Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon any of them to exercise any such powers.  The DIP Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower and the Guarantors for any act or failure to act, except for its or their own gross negligence or willful misconduct.

    (d)  The Borrower and each Guarantor also authorize the DIP Agent, at any time and from time to time on and after the Termination Date or upon the occurrence and during the continuation of a Default or Event of Default, (i) to communicate, in the name of the Borrower or such Guarantor or in the DIP Agent’s own name (at the DIP Agent’s option), with any party to any contract with regard to the assignment of the right, title and interest of the Borrower or such Guarantor in and under the contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments or conveyance or transfer with respect to the Collateral.

Section 5.Definitions; Interpretation.

    Section 5.1   Definitions.  The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Act” shall have the meaning set forth in Section 12.24 hereof.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the DIP Agent.

“Adequate Protection Obligations” means all present and future obligations of the Debtors under any order or orders of the Bankruptcy Court to pay interest, fees, costs, expenses and charges on or with respect to the Pre-Petition BMO Obligations and the Pre-Petition CoBank Obligations under Sections 361 and 506(b) of the Bankruptcy Code, to compensate the Pre-Petition BMO Lenders and the Pre-Petition BMO Agent for the post-petition use for and to the extent of the post-petition use of Pre-Petition BMO Collateral and proceeds thereof and for any post-petition diminution in value of Pre-Petition BMO Collateral, to compensate the Pre-Petition CoBank Lenders and the Pre-Petition CoBank Agent for the post-petition use for and to the extent of the post-petition use of Pre-Petition CoBank Collateral and proceeds thereof and for any post-petition diminution in value of Pre-Petition CoBank Collateral and to provide the Replacement Liens as contemplated by this Agreement and the Financing Orders.

“Administrative Expense Carve-Out” means (a) $5,000,000 for the payment of costs of winding up the Chapter 11 Cases and professional fees and disbursements of the Debtors’ professionals and the professionals of any official committee appointed in the Chapter 11 Cases incurred after the Termination Date (to the extent allowed by the Bankruptcy Court) plus (b) professional fees and disbursements incurred or accrued and pending applications for professional fees and disbursements of the Debtors’ professionals and the professionals of any official committee appointed in the Chapter 11 Cases (to the extent allowed at any time by the Bankruptcy Court, whether or not included in the Budget) prior to the Termination Date and U.S. Trustee fees pursuant to 28 U.S.C. Section 1930 (collectively, the “Carve-Out Amount”), provided that no part of the Administrative Expense Carve-Out shall be used to object to or contest any post-petition lien or Post-Petition Obligations or to challenge (as opposed to investigate) any pre-petition lien of the Pre-Petition BMO Agent or the Pre-Petition BMO Lenders or to otherwise seek affirmative relief against the DIP Agent, the Lenders, the Pre-Petition BMO Agent or the Pre-Petition BMO Lenders.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, (a) in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the voting power of the Voting Stock of a corporation or 10% or more of the voting power of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person, and (b) in no event shall the Pre-Petition BMO Agent, any Pre-Petition BMO Lender, the Pre-Petition CoBank Agent or any Pre-Petition CoBank Lender be an Affiliate solely as a result of any interest in any capital stock of the Borrower it may have or acquire as a result of any action taken against Pilgrim Interests, including without limitation any action to enforce the Pre-Petition BMO Guaranty.

“Agreed Upon Values” means (a) $1.50 per head for breeder hens and cockerels, (b) $1.00 per head for breeder pullets, (c) $0.70 per head for commercial hens, (d) $1.25 per dozen hatching eggs; and (e) $0.40 per head for commercial pullets, provided that such values shall be adjusted by the Required Lenders on a quarterly basis to reflect market conditions.

“Agreement” means this Amended and Restated Post-Petition Credit Agreement, as the same may be amended, modified, restated or supplemented from time to time pursuant to the terms hereof.

“Application” shall have the meaning set forth in Section 1.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.12 hereof), and accepted by the DIP Agent, in substantially the form of Exhibit H or any other form approved by the DIP Agent.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 7.2 hereof or on any update of any such list provided by the Borrower to the DIP Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the DIP Agent.

“Available Unrestricted Cash” means cash in any form, including without limitation amounts on deposit in deposit accounts, securities accounts, commodity accounts, that is collected funds and is not subject to any escrow, security deposit or other arrangement that is otherwise permitted by this Agreement.

“Avicola” means Avicola Pilgrim’s Pride de Mexico, S. de. R.L. de C.V.

“Avicola Agent” means ING Capital LLC as agent under the Avicola Pre-Petition Credit Agreement.

“Avicola Pre-Petition Collateral” means all collateral security for the Avicola Pre-Petition Obligations in existence as of the Petition Date or agreed to be granted thereafter (but only to the extent such future collateral consists of Property of Avicola and its Subsidiaries) and all proceeds thereof.

“Avicola Pre-Petition Obligations” means all the indebtedness, obligations and liabilities, fixed or contingent, of the Borrower, Avicola and Avicola’s Subsidiaries to the lenders or the Avicola Agent arising or in connection with the Avicola Pre-Petition Credit Agreement or evidenced by the promissory notes issued by Avicola thereunder.

“Avicola Pre-Petition Credit Agreement” means the Credit Agreement, dated as of September 25, 2006 (as amended, restated, amended and restated, or otherwise modified from time to time), among Avicola, the Borrower and certain subsidiaries of Avicola, as guarantors, the lenders from time to time party thereto and Avicola Agent.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or any other court having jurisdiction over the Chapter 11 Cases from time to time.

“Base Rate” means for any day the greatest of:  (i) the rate of interest announced or otherwise established by the DIP Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the DIP Agent’s best or lowest rate), and (ii) the sum of (x) the rate determined by the DIP Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the DIP Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the DIP Agent for sale to the DIP Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (y) 1/2 of 1%, and (iii) the LIBOR Quoted Rate for such day plus 1.00%.

“Borrower” shall have the meaning set forth in the preamble hereof.

“Borrowing” means the total of Loans of a single type advanced by the Lenders on a single date.  Borrowings of Loans are made and maintained ratably from each of the Lenders according to their DIP Percentages.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower.  Borrowings of Swing Loans are made by the Swing Line Lender in accordance with the procedures set forth in Section 1.6 hereof.

“Borrowing Base” means, as of any time it is to be determined on the basis of the information contained in the most recent Borrowing Base Certificate, the sum of:

    (a)  80% of the then outstanding unpaid amount of Eligible Receivables; plus

    (b)  65% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation determined in accordance with GAAP, consistently applied) of Eligible Inventory consisting of feed grains, feed and ingredients located at the Borrower’s or a Guarantor’s owned or leased locations in the United States (including Puerto Rico) or on site with contract growers or is prepaid in full and is in transit from the seller thereof to the Borrower or Guarantor; plus

    (c)  65% of the lower of cost or fair wholesale market value (computed on a first-in/first-out method of inventory valuation in accordance with GAAP, consistently applied) of Eligible Inventory consisting of dressed broiler chickens and commercial eggs; plus

    (d)  65% of the Value of Eligible Inventory consisting of live broiler chickens; plus

    (e)  65% of the standard cost value of Eligible Inventory consisting of prepared food products; plus

    (f)  100% of the Agreed Upon Values of Eligible Inventory consisting of breeder hens, breeder pullets, commercial hens, commercial pullets and hatching eggs; plus

    (g)  65% of the actual cost of Eligible Inventory consisting of branch inventory of packaged items, plus

    (h)  40% of the actual costs of Eligible Inventory consisting of packaging materials, vaccines, general supplies, and maintenance supplies; minus

    (i)  the aggregate principal amount of all loans, letters of credit (including the bond letter of credit) and unreimbursed drawings under letters of credit outstanding under the Pre-Petition BMO Credit Facilities; minus

    (j)  the outstanding amount of Secured Grower Payables that are more than 15 days past due;  minus

    (k)  a good-faith estimate of the Carve-Out Amount acceptable to the Required Lenders; minus

    (l)  a good faith estimate of all claims under 11 U.S.C. § 503(b)(9);

provided that (i) the Borrowing Base as determined on any date shall not exceed 222% of the amount included therein under clause (a) above as of such date, (ii) the DIP Agent shall have the right, and at the request of the Required Lenders shall, upon five (5) Business Days’ notice to the Borrower to reduce the advance rates against Eligible Receivables and Eligible Inventory in its reasonable credit discretion based on results from any field audit or appraisal of the Collateral, and (iii) the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower pursuant to this Agreement and, if required by the DIP Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the DIP Agent pursuant hereto or pursuant to any such Collateral Document.

“Borrowing Base Certificate” means the certificate in the form of Exhibit E hereto, or in such other form acceptable to the DIP Agent, to be delivered to the DIP Agent and the Lenders pursuant to Sections 7.2 and 8.5 hereof.

“Budget” means the budget projecting the Debtors’ budgeted cash receipts and disbursements (including Costs of Reorganization) on a weekly basis for 13 weeks.  The initial Budget is the budget attached to the Interim Financing Order, as such budget may from time to time be updated or otherwise modified as provided in this Agreement.  Any use of the phrases “consistent with”, “to the extent provided for”, “included in”, “pursuant to”, “shown in”, “covered by”, “set forth in”, “contemplated in” or any similar reference when used with respect to the Budget shall mean and refer to the Budget and any permitted variances thereto or therein.

“Budget Report” shall have the meaning set forth in Section 8.5(m) hereof.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois.

“Capital Expenditures” means, for any period as applied to the Restricted Group, the aggregate of, without duplication, all expenditures of the Restricted Group during such period that, in conformity with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the statement of cash flows of the Restricted Group; provided that the term “Capital Expenditures” shall not include such expenditures which constitute (a) purchases using casualty or condemnation proceeds not included in Net Proceeds for events arising after the Petition Date, (b) purchases using Net Proceeds reinvested by the Debtors as permitted by this Agreement in assets useful to their businesses, (c) interest attributable to such expenditures that is capitalized during such period, and (d) expenditures that are accounted for as capital expenditures of the Restricted Group and that actually are paid for by a third party and for which none of the members of the Restricted Group has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period).

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Carve-Out Amount” shall have the meaning set forth in the definition of the term “Administrative Expense Carve-Out.”

“Cash Collateral” means the cash collateral (within the meaning of Section 363 of the Bankruptcy Code) subject to the Liens securing the Post-Petition Obligations or any portion thereof.

“Cash Collateral Account” shall have the meaning set forth in Section 4.4 hereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and any future amendments.

“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of more than 25% of the voting power of the Voting Stock or other equity interests of the Borrower on a fully-diluted basis, other than acquisitions of such interests by (x) Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue, including any direct or indirect trustee, managing partner or such other Person serving a similar function or Pilgrim Interests, (y)  the Pre-Petition BMO Lenders, the Pre-Petition BMO Agent, the Pre-Petition CoBank Lenders and the Pre-Petition CoBank Agent, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Borrower, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in an outstanding principal amount in excess of $1,000,000 of the Borrower or any Subsidiary that is incurred after the Petition Date shall occur.

“Chapter 11 Case” shall have the meaning set forth in the preamble hereof.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the DIP Agent in its discretion, but in any event no later than December 31, 2008, or any later date that may be agreed to by the Required Lenders.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” shall have the meaning set forth in Section 4.1 hereof.

“Collection Account” shall have the meaning set forth in Section 4.3 hereof.

“Collateral Documents” means any and all mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Post-Petition Obligations or any part thereof.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Costs of Reorganization” shall mean all legal, professional and advisory fees paid by the Debtors (whether or not incurred by the Debtors) in connection with the Chapter 11 Cases as set forth in the Budget and approved in the Financing Order or as may be otherwise approved from time to time by the Bankruptcy Court, subject to the Lenders’ and the DIP Agent’s right to object thereto.

“Credit Event” means the advancing of any Loan, or the issuance of, or extension (other than an automatic extension) of the expiration date or increase in the amount of, any Letter of Credit.

“Debtor” shall have the meaning set forth in the preamble hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 1.9 hereof.

“Designated Disbursement Account” means the account of the Borrower maintained with the DIP Agent or its Affiliate and designated in writing to the DIP Agent as the Borrower’s Designated Disbursement Account (or such other account as the Borrower and the DIP Agent may otherwise agree).

“Designated Officer” means the Borrower’s directors, chief executive officer, president, chief financial officer, chief restructuring officer and all officers responsible for supervising compliance with the United States securities laws.

“DIP Agent” means Bank of Montreal, in is capacity as DIP Agent hereunder, and any successor in such capacity pursuant to Section 11.7 hereof.

“DIP Approval” means approval by the Required Lenders or, in urgent circumstances in which there is insufficient time for the DIP Agent to consult the Lenders, the DIP Agent.  The DIP Agent shall thereafter promptly notify the Lenders of any approvals given by it.

“DIP Commitment” means, as to any Lender, the obligation of such Lender to make DIP Loans and to participate in Swing Loans and Letters of Credit issued for the account of the Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The Borrower and the Lenders acknowledge and agree that the DIP Commitments of the Lenders aggregate $450,000,000 on the date hereof.

“DIP Credit Facility” or “DIP Credit” or “Facility” means the debtor-in-possession facility extended to the Borrower by the Lenders hereunder.

“DIP Loan” shall have the meaning set forth in Section 1.1 hereof.

“DIP Percentage” means, for each Lender, the percentage of the DIP Commitments represented by such Lender’s DIP Commitment or, if the DIP Commitments have been terminated, the percentage held by such Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all DIP Loans and L/C Obligations then outstanding.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 8.10(a), (b), (e), (f), (g) or (h) hereof.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDAR” means, with reference to any period, Net Income for such period (x) plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) all asset impairment charges and restructuring costs that consist of fees and expenses of professionals (whether engaged by the Debtors, any official committee, the DIP Agent (or its counsel), the Lenders, the Pre-Petition BMO Agent (or its counsel), the Pre-Petition BMO Lenders (or their counsel), the Pre-Petition CoBank Agent (or its counsel), the Pre-Petition CoBank Lenders (or their counsel), or any other Person) incurred during such period and losses in an aggregate amount not to exceed $17,500,000 suffered in the month of October, 2008, in connection with commodity hedging transactions, (e) losses realized upon any sale or other disposition of Property during such period, and (f) any write-downs of goodwill or other intangibles during such period, and (y) minus all amounts included in arriving at such Net Income in respect of gains realized upon any sale or other disposition of Property during such period (all amounts referred to  in clauses (x) and (y) to be determined on a consolidated basis using the standards used in the preparation of the Borrower’s quarterly financial statements other than those items or adjustments that are only reflected on a quarterly basis).

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the DIP Agent, and (ii) in the case of any assignment of a DIP Commitment, the L/C Issuer (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Guarantor or any of the Borrower’s or such Guarantor’s Affiliates or Subsidiaries.

“Eligible Inventory” means any inventory of the Borrower or any Guarantor which:

    (a)  consists solely of feed grains, feed, ingredients, live and dressed broiler chickens, commercial eggs, breeder hens, breeder pullets, hatching eggs, commercial hens, commercial pullets, prepared food products, branch inventory of packaged items, packaging materials, vaccines, general supplies, and maintenance supplies, but excluding in any event feed ingredients that are subject to any Liens granted to the sellers of such feed ingredients to secure the unpaid purchase price thereof;

    (b)  is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority lien in favor of the DIP Agent free and clear of any other liens (other than Permitted Liens or Liens arising by operation of law in each case which are subordinate to the Liens in favor of the DIP Agent);

    (c)  is located in the United States of America (including Puerto Rico) at a  location reasonably agreed upon by the Borrower and the DIP Agent or is prepaid in full and in transit from the seller thereof to the Borrower or any Guarantor and, in the case of any location not owned by such Person, if requested by the DIP Agent, which is at all times subject to a lien waiver agreement from such landlord or other third party to the extent required by, and in form and substance reasonably satisfactory to, the DIP Agent;

    (d)  is not so identified to a contract to sell that it constitutes a Receivable;

    (e)  is not obsolete, and is readily usable or salable by the Borrower or Guarantor in the ordinary course of business;

    (f)  is not covered by a warehouse receipt or similar document unless, if requested by the DIP Agent, such warehouse receipt or similar document has been delivered to the DIP Agent or an agent or bailee of the DIP Agent;

    (g)  is not proprietary inventory of any customer of the Borrower or a Guarantor; and

    (h)  is deemed by the Required Lenders in their sole judgment to be acceptable for inclusion in the Borrowing Base.

“Eligible Receivables” means any Receivable of the Borrower or any Guarantor which:

    (a)  arises out of the sale of finished goods inventory delivered to and accepted by, or out of the rendition of services fully performed and accepted by, the Account Debtor on such Receivable, such Receivable does not represent a pre-billed Receivable or a progress billing, and such Receivable is net of any deposits made by or for the account of the relevant Account Debtor;

    (b)  is payable in U.S. Dollars and the Account Debtor on such Receivable is located within the United States of America or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an Account Debtor located in any other country, such right is either (i) secured by a valid and irrevocable transferable letter of credit issued by a lender reasonably acceptable to the DIP Agent for the full amount thereof or (ii) secured by an insurance policy on terms, and issued by EXIM Bank or another insurer, satisfactory to the DIP Agent (which in any event shall insure not less than ninety percent (90%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to the DIP Agent), and in each case which has been assigned or transferred to the DIP Agent in a manner acceptable to the DIP Agent;

    (c)  is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an affiliate of the Borrower, (ii) a shareholder, director, officer or employee of the Borrower or any Guarantor, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar state or local statute, as the case may be, is complied with to the satisfaction of the DIP Agent, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

    (d)  is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the DIP Agent;

    (e)  is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the DIP Agent free and clear of any other Liens (other than Permitted Liens or Liens arising by operation of law in each case that are subordinate to the Liens in favor of the DIP Agent);

    (f)  is not subject to any offset, counterclaim or other defense with respect thereto (but solely to the extent that such offset, counterclaim or other defense is not otherwise deducted or provided for in the calculation of the Borrowing Base);

    (g)  no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

    (h)  it is evidenced by an invoice to the Account Debtor dated not more than 5 Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms;

    (i)  is not unpaid more than 45 days after the original invoice date;

    (j)  is not owed by an Account Debtor who is obligated on Receivables more than 10% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless the DIP Agent has approved the continued eligibility thereof;

    (k)  would not cause the total Receivables owing from any one Account Debtor and its Affiliates to exceed 15% of all Eligible Receivables;

    (l)  does not arise from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; and

    (m)  is deemed by the Required Lenders in their sole judgment to be acceptable for inclusion in the Borrowing Base.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a governmental authority or (d) from any actual or alleged damage, injury, threat or harm to health and safety of humans, natural resources or the environment.

“Environmental Law” means any applicable current or future Legal Requirement pertaining to (a) the protection of health and safety of humans and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Essential Creditor” means (a) essential trade creditors who agree to provide goods and services to the Debtors on terms consistent with a Normalized Trade Creditor, and (b) the holders of tax claims and employee-related claims to the extent provided for in the Budget or, if not provided for in the Budget, subject to DIP Approval.

“Essential Trade Creditor” means any Essential Creditor who is a trade creditor.

“Eurodollar Reserve Percentage” means, for any Borrowing of Loans, the daily average for the applicable interest period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities,” as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on the Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Event of Default” means any event or condition identified as such in Section 9.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Interest” is defined in Section 12.20 hereof.

“Fairway Receivables Securitization Program” means the accounts receivable securitization program provided to the Borrower under the Receivables Purchase Agreement.

“Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Base Rate.

“Final Financing Order” means a final order of the Bankruptcy Court authorizing and approving the DIP Credit Facility, entered by the Bankruptcy Court after notice given in a hearing conducted in accordance with Bankruptcy Rule 4001(c) and in substantially the form attached hereto as Exhibit C.

“Financing Order” shall mean the Interim Financing Order prior to entry of the Final Financing Order and shall mean the Final Financing Order at all times thereafter.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Gold Kist Insurance” means GK Insurance Company.

“Guarantor” and “Guarantors” shall have the meaning set forth in Section 1.12 hereof.

“Guaranty” and “Guaranties” shall have the meaning set forth in Section 1.12 hereof.

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Incur” shall have the meaning set forth in Section 8.23 hereof.

“Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit and bankers’ acceptances whether or not representing obligations for borrowed money.

“Information” shall have the meaning set forth in Section 12.29 hereof.

“Insurance Subsidiaries” means Gold Kist Insurance and Mayflower.

“Intercompany Bonds” means (a) industrial revenue bonds and similar financing arrangements in an aggregate principal amount of approximately $57,500,000 assigned to the Borrower in connection with and as part of the acquisition by the Borrower of the stock of certain Subsidiaries of ConAgra Foods, Inc., a Delaware corporation, and (b) any industrial revenue bonds, notes, debentures or similar instruments issued by a governmental entity on behalf of the Borrower or a Subsidiary and concurrently with or following its issuance purchased by the Borrower or a Subsidiary.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) and letter of credit fees of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interim Financing Order” means the Interim Financing Order Authorizing (1) Borrowing with Priority over Administrative Expenses and Secured by Liens on Property of the Estates Pursuant to Section 364(c) and Section 364(d) of the Bankruptcy Code, (2) the Debtors’ Use of Cash Collateral including to Repurchase Receivables and Granting Adequate Protection Therefor Pursuant to Sections 361 and 363 of the Bankruptcy Code, (3) Modifying the Automatic Stay, and (4) Giving Notice of Schedule of Final Hearing entered by the Bankruptcy Court on December 2, 2008.

“Interim Financing Order Amount” means the amount of the DIP Commitments approved by the Bankruptcy Court in the Interim Financing Order that will be available to the Borrower during the period from the Closing Date through the date the Final Financing Order is entered.

“Joint Venture” means any corporation, partnership or other entity or arrangement in which the Borrower or any Subsidiary owns or controls any, but not more than 70%, of the Voting Stock.

“L/C Issuer” means Bank of Montreal, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 1.2(h) hereof.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $20,000,000, as reduced pursuant to the terms hereof.

“Legal Requirement” means any applicable treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any governmental authority, whether federal, state, or local.

“Lenders” means and includes Bank of Montreal and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof and, unless the context otherwise requires, the Swing Line Lender.

“Letter of Credit” shall have the meaning set forth in Section 1.2(a) hereof.

“LIBOR01 Page” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).

“LIBOR Quoted Rate” means, for any date, the rate per annum determined by a fraction, the numerator of which is the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for an interest period equal to one month, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such date and the denominator of which is 1 minus the Eurodollar Reserve Percentage.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Lien Finding” means an order of the Bankruptcy Court in form and substance satisfactory to the DIP Agent finding that the Pre-Petition BMO Lenders are fully secured by the Pre-Petition BMO Collateral by means of a valid, first priority (subject to Liens permitted under the Pre-Petition BMO Credit Agreement), senior, fully perfected and non-avoidable security interest and lien on the Pre-Petition BMO Primary Collateral.

“Loan” means any DIP Loan or Swing Loan.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in the condition or prospects (financial or otherwise), of the Borrower and its Subsidiaries taken as a whole after the Petition Date, (b) a material impairment of the ability of the Borrower or of the Debtors, taken as a whole, to perform their respective obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or of the Debtors, taken as a whole, of any Loan Document or the rights and remedies of the DIP Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under this Agreement or any Financing Order.

“Material Non-debtor Subsidiaries” means, as of any date, any one or more Non-debtor Subsidiaries of the Borrower having assets that in the aggregate constitute more than 5% of the total assets of the Borrower and its Subsidiaries at such time, but in any event shall include the Insurance Subsidiaries and Avicola and its Subsidiaries.

“Material Plan” shall have the meaning set forth in Section 9.1(i) hereof.

“Maturity Date” means December 1, 2009, provided that the Maturity Date may be extended for an additional 6 months at the request of the Borrower received no later than 45 days prior to the Maturity Date with the prior written consent of all of the Lenders.  In the event any Lender does not respond in writing prior to the Maturity Date to any request for an extension of the Maturity Date such Lender shall be deemed to have refused to agree to the requested extension.

“Maximum Rate” shall have the meaning set forth in Section 12.20 hereof.

“Mayflower” means Mayflower Insurance Company, Ltd.

“Merit Provisions” means Merit Provisions LLC, a Delaware limited liability company.

“Minority Lenders” shall have the meaning set forth in Section 1.13 hereof.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period computed on a consolidated basis using the standards used in the preparation of the Borrower’s quarterly financial statements other than those items or adjustments that are only reflected on a quarterly basis; provided that there shall be excluded from Net Income (a) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, the Borrower or another

Subsidiary, and (b) the net income (or net loss) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an equity interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period.

“Net Proceeds” shall mean the gross sale price less actual taxes payable and the reasonable out-of-pocket costs of such sale (including without limitation broker’s fees and closing costs) and the amount of all obligations secured by Permitted Liens that are senior to the DIP Agent’s Liens in the Collateral and the Replacement Liens, provided that Net Proceeds shall not include any casualty or condemnation proceeds to the extent the Borrower or the relevant Guarantor has elected to use such proceeds to repair, rebuild, or replace the assets subject to such casualty or condemnation, no Event of Default exists and is continuing and, solely to the extent of proceeds in excess of $10,000,000 or such higher amount as the Required Lenders may approve with respect to any single casualty or condemnation event, the Required Lenders have approved such repair, rebuilding or replacement.  Any Property so repaired, rebuilt or replaced shall constitute part of the Collateral and shall be subject to the Replacement Liens.

“Non-debtor Subsidiary” means a Subsidiary of the Borrower that is not a debtor or debtor-in-possession in a proceeding under the Bankruptcy Code.

“Normalized Trade Creditor” shall mean an Essential Trade Creditor that has agreed with the relevant Debtor to continue to extend credit and supply goods and/or services to the relevant Debtor on terms consistent with those in effect on September 15, 2008, or subject to DIP Approval and consistent with the assumptions used in the projections of the Borrower that support feasibility of the Borrower.

“Note” and “Notes” shall have the meaning set forth in Section 1.10 hereof.

“Original DIP Credit Agreement” shall have the meaning set forth in the preamble hereof.

“Participating Interest” shall have the meaning set forth in Section 1.2(e) hereof.

“Participating Lender” shall have the meaning set forth in Section 1.2(e) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Permitted Liens” shall mean Liens permitted by Section 8.8 hereof.

“Permitted Senior Liens” shall have the meaning set forth in Section 8.8 hereof.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Petty Cash and Payroll Accounts” is defined in Section 4.3 hereof.

“Petition Date” shall have the meaning set forth in the Preliminary Statement hereto.

“Pilgrim Interests” means Pilgrim Interests, Ltd., a Texas limited partnership.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Post-Petition Obligations” shall mean any and all present and future indebtedness, obligations and liabilities, fixed or contingent, of the Borrower and the Guarantors to the Lenders or the DIP Agent arising on and after the date hereof under or in connection with this Agreement, the Financing Orders or the other Loan Documents or evidenced by the Notes or in connection with the Letters of Credit, including without limitation the payment of the principal of and interest on the Loans and the Reimbursement Obligations.

“Premises” means the real property owned or leased by the Borrower or any Subsidiary.

“Pre-Petition BMO Agent” shall mean Bank of Montreal, Chicago Branch, in its capacity as administrative agent under the Pre-Petition BMO Credit Agreement.

“Pre-Petition BMO Applications” means the various letter of credit applications and reimbursement agreements executed and delivered by the Borrower to various Pre-Petition BMO Lenders acting as issuers of letters of credit under the Pre-Petition BMO Credit Agreement, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Pre-Petition BMO Collateral” means all collateral security for the Pre-Petition BMO Obligations which was in existence as of the Petition Date and all proceeds thereof.

“Pre-Petition BMO Credit Agreement” shall mean that certain Fourth Amended and Restated Credit Agreement dated as of February 8, 2007, by and between the Borrower, the Pre-Petition Foreign Borrowers, the several lenders and letter of credit issuers from time to time parties thereto, and Bank of Montreal, Chicago Branch, as administrative agent, as the same has from time to time been modified or amended.

“Pre-Petition BMO Credit Facilities” means the credit facilities provided under the Pre-Petition BMO Credit Agreement.

“Pre-Petition BMO Guaranty” means the Second Amended and Restated Guaranty Agreement dated as of February 8, 2007, from Pilgrim Interests to the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Pre-Petition BMO Lenders” means the several lenders and letter of credit issuers from time to time parties to the Pre-Petition BMO Credit Agreement.

“Pre-Petition BMO Loan Documents” shall mean the Pre-Petition BMO Credit Agreement, the Pre-Petition BMO Security Documents, the Pre-Petition BMO Guaranty, the Pre-Petition BMO Reimbursement Agreement, the Pre-Petition BMO Applications, and any other security agreement, pledge agreement, deed of trust, mortgage, collateral assignment, financing statement or other instrument or agreement executed and delivered in connection therewith.

“Pre-Petition BMO Loans” shall mean the loans provided for by the Pre-Petition BMO Credit Agreement.

“Pre-Petition BMO Obligations” shall mean all the indebtedness, obligations and liabilities, fixed or contingent, of the Borrower and its Subsidiaries to the Pre-Petition BMO Lenders or the Pre-Petition BMO Agent arising under or in connection with the Pre-Petition BMO Credit Agreement or evidenced by the promissory notes issued by the Borrower thereunder or in connection with the letters of credit issued by the Pre-Petition BMO Lenders thereunder, including without limitation the payment of the principal of and interest on the Pre-Petition BMO Loans made thereunder and the Pre-Petition BMO Reimbursement Obligations and all amounts relating to interest rate protection agreements relating to any of the foregoing.

“Pre-Petition BMO Primary Collateral” means all collateral security for the Pre-Petition BMO Obligations provided under the Pre-Petition BMO Working Capital Security Agreement which was in existence as of the Petition Date and all proceeds thereof.

“Pre-Petition BMO Reimbursement Agreement” means the Reimbursement Agreement dated as of June 15, 1999, between the Borrower and Harris N.A., successor by merger to Harris Trust and Savings Bank, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Pre-Petition BMO Reimbursement Obligations” shall mean the obligation of the Borrower to reimburse the issuers of letters of credit under the Pre-Petition BMO Credit Agreement, the Pre-Petition BMO Applications and the Pre-Petition BMO Reimbursement Agreement for amounts drawn under such letters of credit.

“Pre-Petition BMO Security Documents” shall mean the Pre-Petition BMO Working Capital Security Agreement, and all other security documents delivered to the Pre-Petition BMO Agent granting a Lien on Property of any Person to secure the obligations and liabilities of any Debtor or any Pre-Petition Foreign Borrower under the Pre-Petition BMO Loan Documents.

“Pre-Petition BMO Working Capital Security Agreement” means the Third Amended and Restated Security Agreement Re: Inventory and Farm Products dated as of October 13, 2008, from the Borrower to the Pre-Petition BMO Agent, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Pre-Petition CoBank Agent” is defined in the definition of the term “Pre-Petition CoBank Credit Agreement.”

“Pre-Petition CoBank Collateral” means all collateral security for the Pre-Petition CoBank Obligations which was in existence as of the Petition Date and all proceeds thereof.

“Pre-Petition CoBank Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 21, 2006, among the Borrower, CoBank, ACB, as administrative, documentation and collateral agent for the benefit of the present and future syndication parties (in its capacity as administrative agent, the “Pre-Petition CoBank Agent”), lead arranger and book manager thereunder and as a syndication party, Farm Credit Services of America, FLCA, as co-arranger and as a syndication party, and the other syndication parties party thereto, as amended, supplemented, restated and otherwise modified from time to time (as so amended, supplemented, restated and otherwise modified from time to time).

“Pre-Petition CoBank Credit Facilities” means the credit facilities provided under the Pre-Petition CoBank Credit Agreement.

“Pre-Petition CoBank Lenders” means the several lenders from time to time parties to the Pre-Petition CoBank Credit Agreement.

“Pre-Petition CoBank Loan Documents” shall mean the Pre-Petition CoBank Credit Agreement, the Pre-Petition CoBank Security Documents and any other security agreement, pledge agreement, deed of trust, mortgage, collateral assignment, financing statement or other instrument or agreement executed and delivered in connection therewith.

“Pre-Petition CoBank Mortgages” shall mean any and all mortgages, deeds of trust, deeds to secured debt and other instruments or documents granting or creating a Lien on real property (or any interest therein) at any time delivered to the Pre-Petition CoBank Agent or any Pre-Petition CoBank Lenders to provide collateral security for any indebtedness, obligations and liabilities of the Borrower under the Pre-Petition CoBank Loan Documents.

“Pre-Petition CoBank Obligations” shall mean all the indebtedness, obligations and liabilities, fixed or contingent, of the Borrower and its Subsidiaries to the Pre-Petition CoBank Lenders or the Pre-Petition CoBank Agent arising under or in connection with the Pre-Petition CoBank Credit Agreement or evidenced by the promissory notes issued by the Borrower thereunder, including without limitation the payment of the principal of and interest on the loans and other extensions of credit made thereunder and all amounts relating to interest rate protection agreements relating to any of the foregoing.

“Pre-Petition CoBank Primary Collateral” means all collateral security for the Pre-Petition CoBank Obligations provided under the Pre-Petition CoBank Mortgages and the Pre-Petition CoBank Security Agreement which was in existence as of the Petition Date and all proceeds thereof.

“Pre-Petition CoBank Security Agreement” shall mean the Amended and Restated Security and Pledge Agreement dated as of September 21, 2006, from the Borrower to the Pre-Petition CoBank Agent, as the same may be supplemented, amended, restated or otherwise modified from time to time and any agreement entered into in substitution therefor or replacement thereof.

“Pre-Petition CoBank Security Documents” shall mean the Pre-Petition CoBank Security Agreement, the Pre-Petition CoBank Mortgages and all other security documents delivered to the Pre-Petition CoBank Agent granting a Lien on Property of any Person to secure the obligations and liabilities of any Debtor under the Pre-Petition CoBank Loan Documents.

“Pre-Petition Foreign Borrower” means each of To-Ricos and To-Ricos Distribution.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to the Borrower or any Guarantor, evidenced by accounts, instruments, chattel paper, payment intangibles or general intangibles.

“Receivables Purchase Agreement” means the Amended and Restated Receivables Purchase Agreement dated as of September 26, 2008, among Pilgrim’s Pride Funding Corporation, as Seller, the Borrower, as Servicer, the various purchasers and purchaser agents from time to time parties thereto and BMO Capital Markets Corp., as Administrator, as supplemented, amended, restated and otherwise modified from time to time.

“Register” shall have the meaning set forth in Section 12.12(b) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 1.2(c) hereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Replacement Liens” means (a) with respect to the Pre-Petition BMO Credit Facilities, the replacement Liens granted to the Pre-Petition BMO Agent on all Collateral for and to the extent of the post-petition use of Pre-Petition BMO Collateral and proceeds thereof and for any post-petition diminution in value of Pre-Petition BMO Collateral, and (b) with respect to the Pre-Petition CoBank Credit Facilities, the replacement Liens granted to the Pre-Petition CoBank Agent on all Collateral for and to the extent of the post-petition use of Pre-Petition CoBank Collateral and proceeds thereof and for any post-petition diminution in value of Pre-Petition CoBank Collateral

“Reporting Date” means, with respect to any fiscal month, the date occurring the number of days after the last day of such fiscal month set forth below opposite such fiscal month:

Fiscal Month	Number of days after the last day of the Fiscal month
October	60
November	30
December	45
January	45
February	30
March	45
April	45
May	30
June	45
July	45
August	30
September	90

“Required Lenders” means, as of the date of determination thereof, Lenders holding more than 50% of the DIP Commitments then in effect or, if the DIP Commitments have been terminated or expired, Lenders whose outstanding Loans and interests in Letters of Credit constitute more than 50% of the sum of the total outstanding Loans and interests in Letters of Credit.

“Restricted Group” means the Borrower and its Subsidiaries other than Avicola and its Subsidiaries.

“Restricted Payment” shall have the meaning set forth in Section 8.12 hereof.

“Revolving Note” shall have the meaning set forth in Section 1.10(d) hereof.

“Secured Grower Payables” shall mean all amounts owed from time to time by the Borrower or any Guarantor to any Person on account of the purchase price of agricultural products or services (including poultry and livestock) if the DIP Agent reasonably determines that such Person is entitled to the benefits of any grower’s or producer’s lien, statutory trust or similar security arrangements to secure the payment of any amounts owed to such Person.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization, more than 50% of the voting power of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves Subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a direct or indirect Subsidiary of the Borrower.

“Super-majority Lenders” means, as of the date of determination thereof, Lenders holding more than 66-2/3% of the DIP Commitments then in effect or, if the DIP Commitments have been terminated or expired, Lenders whose outstanding Loans and interests in Letters of Credit constitute more than 66-2/3% of the sum of the total outstanding Loans and interests in Letters of Credit.

“Superpriority Claim” shall mean a claim against the Borrower or any of the Guarantors which is an administrative expense claim with the priority authorized under Section 364(c)(1) of the Bankruptcy Code, with priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507 of the Bankruptcy Code and over any or all other costs and expenses of the kind specified in, or ordered pursuant to, Sections 105, 326, 330, 331, 506(c) or 726 of the Bankruptcy Code, whether arising or incurred in any of the Chapter 11 Cases or in any superseding case or cases under Chapter 7 of the Bankruptcy Code, except for the fees and expenses of the Chapter 7 Trustee.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 1.6 hereof.

“Swing Line Lender” means Bank of Montreal, acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.

“Swing Line Sublimit” means $25,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” shall have the meaning set forth in Section 1.6 hereof.

“Swing Note” shall have the meaning set forth in Section 1.10 hereof.

“Termination Date” means the earliest to occur of the following: (a) the Maturity Date; (b) the date that a plan of reorganization of any Debtor confirmed by an order of the Bankruptcy Court entered pursuant to Sections 1129 and 1141 of the Bankruptcy Code becomes effective pursuant to its terms, other than a plan of reorganization that contemplates the sale of the stock or assets of a Guarantor to which the Required Lenders have given their prior written consent or any other plan of reorganization of a Guarantor to which the Required Lenders have given their prior written consent; or (c) the date on which the Lenders terminate the DIP Commitments after the occurrence of an Event of Default and giving of five Business Days written notice by the DIP Agent to the Borrower of such Event of Default and of the Lenders’ intention to terminate the DIP Commitments as a result thereof.

“To-Ricos” shall have the meaning set forth in the preamble hereof.

“To-Ricos Distribution” shall have the meaning set forth in the preamble hereof.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“Unused DIP Commitments” means, at any time, the difference between the DIP Commitments then in effect and the aggregate outstanding principal amount of Loans and L/C Obligations.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Value” means, with respect to Eligible Inventory consisting of live broiler chickens, a price per pound equal to 75% of (i) the price quoted on the Los Angeles Majority Market on the date of calculation minus (ii) $0.085, rounded up to the nearest 1/4 cent.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

    Section 5.2   Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns, and (c) the words “asset” and “property” shall mean and be construed to refer to Property.  The words “hereof,” “herein,” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, any consolidation or other accounting computation is required to be made or any accounting term is required to be interpreted, in each case for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

    Section 5.3   Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP or the application thereof from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement or the application thereof, either the Borrower or the Required Lenders may by notice to the Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles or the application thereof, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by the Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles or the application thereof.  Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles or the application thereof.  Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles or the application thereof after the date hereof.

    Section 5.4   Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 6.Representations and Warranties.

The Borrower represents and warrants to the DIP Agent, the Lenders, and the L/C Issuer as follows:

    Section 6.1   Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Delaware, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

    Section 6.2   Subsidiaries.  Each Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.  Schedule 6.2 hereto (as supplemented in accordance with this Agreement) identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage owned by the Borrower and the Subsidiaries is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  Except as disclosed in Schedule 6.2 (as supplemented in accordance with this Agreement), all of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 (as supplemented in accordance with this Agreement) as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of the DIP Agent pursuant to this Agreement and the Financing Orders.  There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary other than pursuant to buy/sell or similar arrangements set forth in the partnership agreements or limited liability company operating agreements, as applicable, of certain non-wholly-owned Subsidiaries.  Promptly upon the occurrence of any change in any information contained in Schedule 6.2 the Borrower shall submit to the DIP Agent a proposed revised form of Schedule 6.2, and upon acceptance by the DIP Agent of such proposed revised form it shall be Schedule 6.2 of this Agreement.

    Section 6.3   Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to the DIP Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Guarantor has full right and authority to enter into the Loan Documents executed by it, to guarantee the Post-Petition Obligations, to grant to the DIP Agent the Liens described in this Agreement and the Financing Orders, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by the Debtors have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of the Debtors enforceable against them in accordance with their terms; and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Debtor of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Debtor or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and by-laws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of such Debtor, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting the Borrower or any Subsidiary or any of their Property, in each case where such contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (it being understood that any covenant, indenture or agreement subject to the automatic stay could not be expected to have a Material Adverse Effect), or (c) result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary other than the Liens granted in favor of the DIP Agent pursuant to the Collateral Documents.

    Section 6.4   Use of Proceeds; Margin Stock.  The Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 8.19 hereof.  Neither the Borrower nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock constitutes less than 25% of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

    Section 6.5   Financial Reports.  The consolidated balance sheet of the Borrower and its Subsidiaries as at September 29, 2007, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Ernst & Young LLP, independent public accountants, and the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at June 28, 2008, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the 9 months then ended, heretofore furnished to the DIP Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP.  Neither the Borrower nor any Subsidiary has contingent liabilities required to be disclosed in accordance with GAAP which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

    Section 6.6   No Material Adverse Change.  Since the Petition Date there has been no change in the condition (financial or otherwise) or business prospects of the Borrower and its Subsidiaries taken as a whole except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

    Section 6.7   Full Disclosure.  The written statements and information furnished to the DIP Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby taken as a whole did not as of the date furnished contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not materially misleading.  The projections or other forward looking information furnished to the DIP Agent and the Lenders were, at the time of submission, based on reasonable estimates and assumptions stated therein, and reflected the reasonable estimate of Borrower of the results of operations and other information projected therein.  Nothing in this

Section shall be deemed to constitute an assurance by Borrower or its Subsidiaries that it will meet the results contained in such projections.

    Section 6.8   Trademarks, Franchises, and Licenses.  The Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person which conflict could reasonably be expected to have a material adverse effect on the ability of the Borrower and its Subsidiaries to conduct their businesses as now conducted.

    Section 6.9   Governmental Authority and Licensing.  The Borrower and its Subsidiaries have received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened, that could reasonably be expected to have a material adverse effect on the ability of the Borrower and its Subsidiaries to conduct their businesses as now conducted.

    Section 6.10   Good Title.  The Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their material assets as reflected on the most recent consolidated balance sheet of the Borrower and its Subsidiaries furnished to the DIP Agent and the Lenders (except for sales of assets in the ordinary course of business or otherwise permitted hereunder), subject to no Liens other than such thereof as are permitted by Section 8.8 hereof.

    Section 6.11   Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    Section 6.12   Taxes.  All federal and other material tax returns required to be filed by the Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon the Borrower or any Subsidiary or upon any of their Property, income or franchises after the Petition Date, which are shown to be due and payable in such returns, have been paid, except (i) in the case of the Debtors, taxes, assessments, fees and other governmental charges for periods prior to the Petition Date and (ii) such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  The Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of the Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

    Section 6.13   Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect and the entry by the Bankruptcy Court of the relevant Financing Order.

    Section 6.14.   Affiliate Transactions.  Neither the Borrower nor any Subsidiary is a party to any transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary except (a) pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and, in the case of any Affiliate that is not a Debtor, upon fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, (b) on-going transactions with Affiliates of the type disclosed in the Borrower’s proxy statement for its fiscal year ended September 30, 2006, (c) the sale of all or substantially all of the Borrower’s or a Subsidiary’s Receivables pursuant to the Fairway Receivables Securitization Program and prior to the Petition Date, (d) any transaction entered into between any of the Subsidiaries, (e) certain guaranties entered into prior to the Petition Date, (f) the payment of guaranty fees to Pilgrim Interests prior to the Petition Date, and (g) after the Petition Date, as permitted by  Section 8.15.

    Section 6.15   Investment Company.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    Section 6.16   ERISA.  Except as disclosed on Schedule 6.16, the Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code to the extent applicable to it and has not incurred any material liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Except as set forth on Schedule 6.16, neither the Borrower nor any Subsidiary has any material contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

    Section 6.17   Compliance with Laws.  (a) The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, ERISA and the Code, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

    (b)  Without limiting the representations and warranties set forth in Section 6.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, the Borrower represents and warrants that:  (i) the Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) the Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) the Borrower and its Subsidiaries have not, and the Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on or about any of the Premises in any material quantity and, to the knowledge of the Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv)  none of the Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) the Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) the Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) the Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving the Borrower or any Subsidiary or any of the Premises, and to the actual knowledge of Borrower there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against the Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and the Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) to the actual knowledge of Borrower there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.

    Section 6.18   Other Agreements.  Neither the Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property (other than defaults occasioned by the filing of the Chapter 11 Cases), which default could reasonably be expected to have a Material Adverse Effect.

    Section 6.19   No Default.  No Default or Event of Default has occurred and is continuing.

    Section 6.20   Financing Orders.  The applicable Financing Order has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, or reversed on appeal by any court and is not subject to any pending stay, in the case of a modification in a manner which materially and adversely affects the rights of the Lenders or the DIP Agent and which modification is not acceptable to the Required Lenders.

    Section 6.21   Super-Priority Administrative Expense and Liens.  From and after the entry of the Interim Financing Order, (a) the Post-Petition Obligations shall constitute Superpriority Claims, and (b) pursuant to Sections 364(c)(2) and 364(d)(1) of the Bankruptcy Code, the Post-Petition Obligations shall be secured by a first priority Lien on the Collateral, subject only to the Permitted Liens (with respect to clause (b) herein) and the fees and expenses subject to the Administrative Expense Carve-Out (with respect to both clause (a) and clause (b) herein).

Section 7.Conditions Precedent.

    Section 7.1   All Credit Events.  At the time of each Credit Event hereunder:

    (a)  each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date in which case they shall remain true and correct in all material respects as of such earlier date;

    (b)  no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

    (c)  in the case of a Borrowing, the DIP Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form acceptable to the L/C Issuer together with fees called for by Section 2.1 hereof;

    (d)  at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate principal amount of all Loans and L/C Obligations then outstanding shall not exceed the lesser of (i) the DIP Commitments then in effect and (ii) the Borrowing Base as then determined;

    (e)  the applicable Financing Order shall be in full force and effect and the Debtors shall be in compliance with the terms thereof and the applicable Financing Order shall be entered, not subject to a motion to reconsider and not subject to any stay;

    (f)  prior to making any Loans or issuing any Letters of Credit in an aggregate amount in excess of the Interim Financing Order Amount, the Final Financing Order, after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(c) shall have been entered by the Bankruptcy Court; and

    (g)  such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the DIP Agent,

the L/C Issuer, or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect (it being understood that the inability of any Lender to make its pro rata share of any Credit Event shall not excuse any other Lender from its obligations to fund and/or participate in its pro rata share of such Credit Event); and

    (h)   the cash management order entered on December 2, 2008 by the Bankruptcy Court shall not have been amended, stayed, vacated, reversed or modified (in the case of an amendment or modification in a manner which materially and adversely affects the rights of the Lenders or the DIP Agent and which amendment or modification is not acceptable to the Required Lenders);

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (e), both inclusive, of this Section; provided, however, that the Lenders may continue to make advances under the DIP Credit, in the sole discretion of the Lenders with DIP Commitments, notwithstanding the failure of the Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

    Section 7.2   Conditions to Effectiveness.  The effectiveness of this Agreement is subject to the satisfaction of all of the following conditions precedent:

    (a)  the DIP Agent shall have received this Agreement duly executed by the Borrower, the Guarantors and the Lenders;

    (b)  if requested by any Lender, the DIP Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10 hereof;

    (c)  the DIP Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor to the effect that from and after the Petition Date no  amendments or other modifications to the Borrower’s or such Guarantor’s articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto made prior to the Petition Date, have been made;

    (d)  the DIP Agent shall have received copies of resolutions of the Borrower’s and each Guarantor’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the Borrower’s and each Guarantor’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

    (e)  the DIP Agent shall have received copies of the certificates of good standing for To-Ricos and To-Ricos Distribution (dated no earlier than 30 days prior to the date hereof) from the office of the secretary of the state (or the equivalent office) of its jurisdiction of organization;

    (f)  the Final Financing Order in the form of Exhibit C hereto after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(c) shall have been entered by the Bankruptcy Court and shall not have been amended, stayed, vacated, reversed or modified (in the case of an amendment or modification in a manner which materially and adversely affects the rights of the Lenders or the DIP Agent and which amendment or modification is not acceptable to the Required Lenders);

    (g)  receipt by the DIP Agent and the Lenders of the Budget, in form and substance satisfactory to the DIP Agent and the Lenders, including itemization on a weekly basis of all material expenditures proposed to be made during the first 13 weeks;

    (h)  no trustee, or other disinterested Person with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code, shall have been appointed or designated with respect to any Debtor or its respective business, assets or Properties, including, without limitation the Collateral, no order shall be entered appointing such a trustee or other disinterested Person and no motion by or supported by the Debtors shall be pending seeking such relief;

    (i)  the Borrower shall have reimbursed the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders for all fees and expenses incurred by them, including the reasonable fees and expenses of Chapman and Cutler LLP, Chapman and Cutler LLP’s local counsel, Morgan, Lewis & Bockius LLP and FTI Consulting, Inc., in connection with the Pre-Petition BMO Credit Agreement and the transactions contemplated hereby for which the Borrower has received an invoice;

    (j)  the Borrower shall have paid the reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of Chapman and Cutler LLP, Chapman and Cutler LLP’s local counsel, Morgan, Lewis & Bockius LLP and FTI Consulting, Inc.) incurred by the Lenders and the DIP Agent in connection with this Agreement and the transaction contemplated hereby for which the Borrower has received an invoice;

    (k)  the DIP Agent’s Liens in the Collateral shall be perfected first priority Liens  and the Collateral shall be free and clear of all other Liens except Permitted Liens;

    (l)  the DIP Agent shall have received the favorable written opinion of counsel to the Debtors in form and substance reasonably satisfactory to the DIP Agent and the Lenders; and

    (m)  the DIP Agent and the Lenders shall have received such other agreements, instruments, documents, certificates, and opinions as the DIP Agent and Lenders may reasonably request and which are reasonably satisfactory in form and substance to the Lenders.

Section 8.Covenants.

The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.13 hereof:

    Section 8.1   Maintenance of Business.  The Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence.  The Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.

    Section 8.2   Maintenance of Properties.  The Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its material property, plant, and equipment in good repair, working order and condition (ordinary wear and tear and casualty or condemnation excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, except to the extent that, (i) in the reasonable business judgment of such Person, any such Property is no longer necessary for the proper conduct of the business of such Person or (ii) such repair, renewal, replacement, addition or betterment is not permitted by the Budget.

    Section 8.3   Taxes and Assessments.  The Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all federal and other material taxes, assessments, fees, and other governmental charges upon or against it or its Property, in the case of the Debtors, for periods after the Petition Date, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that (i) the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor, or (ii) in the case of the Debtors, such taxes, assessments, fees or other governmental charges relate to periods prior to the Petition Date.

    Section 8.4   Insurance.  The Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Borrower shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including, without limitation, business interruption, employers’ and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses; provided, that the Borrower and its Subsidiaries may self-insure for workmen’s compensation, group health risks and their live chicken inventory in accordance with their past practices.  The Borrower shall, upon the request of the DIP Agent, furnish to the DIP Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

    Section 8.5   Financial Reports.  The Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting allowing the preparation of the financial statements in accordance with GAAP and shall furnish to the DIP Agent, each Lender, the L/C Issuer and each of their duly authorized representatives such information respecting the business and financial condition of the Borrower and each Subsidiary (including without limitation projections, budgets, business plans and cash flows) as the DIP Agent or such Lender may reasonably request; and without any request, shall furnish to the DIP Agent:

    (a)  on Thursday of each week and promptly after the completion of any Disposition outside the ordinary course of business that results in Net Proceeds in excess of $1,000,000 in the aggregate, a Borrowing Base Certificate showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the preceding week (or, in the case only of the portions of the Borrowing Base relating to dressed broilers and prepared foods located at the Borrower’s plants, branch inventory of packaged items and packaging materials, vaccines and supplies, as of the close of business on the last day of the preceding month and, with respect to the quantity of grain included in the Borrowing Base, using a perpetual inventory system on a weekly basis and updated on a monthly basis) or after giving effect to such Disposition, as the case may be, together with an accounts receivable and accounts payable aging, prepared by the Borrower and certified to by its chief financial officer, chief restructuring officer, controller, vice president and assistant to the treasurer and chief financial officer or another officer of the Borrower reasonably acceptable to the DIP Agent;

    (b)  as soon as available, and in any event no later than 20 days after the last day of each fiscal month, a copy of the monthly operating report filed with the Bankruptcy Court;

    (c)  as soon as available, and in any event no later than the applicable Reporting Date for each fiscal month, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal month and the consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal month and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower (but not necessarily in accordance with GAAP) and certified to by its chief financial officer, chief restructuring officer or another officer of the Borrower acceptable to the DIP Agent;

    (d)  as soon as available, and in any event no later than 45 days after the last day of each fiscal quarter of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of such fiscal quarter and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal quarter and for the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments) and certified to by its chief financial officer, chief restructuring officer or another officer of the Borrower reasonably acceptable to the DIP Agent;

    (e)  as soon as available, and in any event no later than 90 days after the last day of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its Subsidiaries as of the last day of the fiscal year then ended and the consolidated statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and reasonably satisfactory to the DIP Agent and the Required Lenders, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

    (f)  promptly after receipt thereof, any additional final written report or, final management letters contained in writing concerning significant aspects of the Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

    (g)  promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders or other equity holders generally, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; provided, that information required to be delivered pursuant to this Section 8.5(f) shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov or on the website of the Borrower.

    (h)  promptly after receipt thereof, a copy of each material audit made by any regulatory agency of the books and records of the Borrower or any Subsidiary or of final notice of any material noncompliance with any applicable law, regulation or guideline relating to the Borrower or any Subsidiary, or its business (in each case subject to any confidentiality restrictions imposed on the Borrower or such Subsidiary);

    (i)  notice of any Change of Control;

    (j)  promptly after knowledge thereof shall have come to the attention of any Designated Officer of the Borrower, written notice of (i) any threatened (in writing) or pending litigation or governmental or arbitration proceeding or labor controversy against the Borrower or any Subsidiary or any of their Property which could reasonably be expected to have a Material Adverse Effect, (ii) the occurrence of any Default or Event of Default hereunder, or (iii) the existence of any material contingent liability not disclosed on the Borrower’s most recent financial statements;

    (k)  with each of the financial statements delivered pursuant to subsections (c), (d) and (e) above, a written certificate in the form attached hereto as Exhibit F signed by the chief financial officer, chief restructuring officer of the Borrower or another officer of the Borrower acceptable to the DIP Agent to the effect that, to such officer’s knowledge and belief, no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 hereof;

    (l)  on Friday of each week, commencing December 12, 2008, a projected updated budget for the 13-week period commencing with such week in the same form as the Budget then in effect and otherwise in form and substance reasonably satisfactory to the DIP Agent and the Required Lenders and certified by the chief restructuring officer of the Borrower;

    (m)  on Friday of each week, commencing December 12, 2008, a report (the “Budget Report”) in such form (i) showing the actual receipts and disbursements of the Borrower and its Subsidiaries during the immediately preceding week, and (ii) comparing the actual receipts and disbursements for the Borrower and its Subsidiaries to the receipts and disbursements shown in the Budget both for the week covered by such Budget Report and on a cumulative basis for the period from the Petition Date through the last day of the immediately preceding week in each of the categories set forth in the Budget, each Budget Report to be in form and substance reasonably satisfactory to the DIP Agent and the Required Lenders and certified by the chief restructuring officer of the Borrower;

    (n)  promptly upon receiving the same, copies of all written offers which the Borrower or any Guarantor should reasonably expect to be of interest to the Lenders and agreements regarding the sale or recapitalization of the Borrower or any Subsidiary;

    (o)  promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court in the Chapter 11 Cases, or distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Chapter 11 Cases; and

    (p)  as soon as available, and in any event no later than the applicable Reporting Date for each fiscal month, a copy of divisional operating reports in a form to be mutually agreed upon by the Borrower and the DIP Agent and certified to by its chief financial officer, chief restructuring officer or another officer of the Borrower acceptable to the DIP Agent.

    Section 8.6   Inspection.  The Borrower shall, and shall cause each Subsidiary to, permit the DIP Agent, each Lender, the L/C Issuer, their counsel and financial advisors, and each of their duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the DIP Agent, such Lenders, the L/C Issuer and their counsel and financial advisors, the finances and affairs of the Borrower and its Subsidiaries, provided that the Borrower and its advisors shall have the opportunity to be present at any such meeting) at such times and intervals as the DIP Agent or any such Lender or L/C Issuer may designate provided that the Borrower shall be afforded reasonable notice of and opportunity to attend any discussions with its accountants.

    Section 8.7   Borrowings and Guaranties.  The Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise contract to assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (collectively, “indebtedness”); provided, however, that the foregoing shall not restrict nor operate to prevent:

    (a)  the Post-Petition Obligations of the Borrower and its Subsidiaries owing to the DIP Agent and the Lenders (and their Affiliates);

    (b)  purchase money indebtedness and Capitalized Lease Obligations of the Borrower and its Subsidiaries in an amount not to exceed $45,000,000 in the aggregate at any one time outstanding incurred to finance the replacement of tangible personal property (other than inventory and farm products) that has become obsolete or worn out;

    (c)  endorsement of items for deposit or collection in the ordinary course of business;

    (d)  the Pre-Petition BMO Obligations;

    (e)  the Pre-Petition CoBank Obligations;

    (f)  the Avicola Pre-Petition Obligations;

    (g)  indebtedness evidenced by the Borrower’s 8-3/8% Senior Subordinated Notes due 2017 outstanding on the Petition Date;

    (h)  indebtedness evidenced by the Borrower’s 7-5/8% Senior Notes due May 1, 2015 outstanding on the Petition Date;

    (i)  indebtedness evidenced by the Borrower’s 9-1/4% Senior Subordinated Notes due November 15, 2013, outstanding on the Petition Date;

    (j)  indebtedness with respect to letters of credit (other than letters of credit issued under the Pre-Petition BMO Loan Documents) outstanding on the Petition Date and listed on Schedule 8.7, and any amendment, modification, extension, renewal or replacement thereof;

    (k)  indebtedness of Non-debtor Subsidiaries to the Borrower arising from intercompany advances permitted by Sections 8.9(d), (f) and (g);

    (l)  indebtedness in respect of Intercompany Bonds outstanding on the Petition Date;

    (m)  indebtedness under the Fairway Receivables Securitization Program, provided such indebtedness shall be paid in full (except for any contingent indemnification claims, costs, fees, and expenses (including, without limitation, costs, fees and expenses of counsel) that survive the termination of the Fairway Receivables Securitization Program) out of the proceeds of the initial Borrowing made under this Agreement;

    (n)  secured indebtedness outstanding on the Petition Date and unsecured Indebtedness for Borrowed Money in a principal amount of $1,000,000 or more outstanding on the Petition Date and in each case listed on Schedule 8.7 to this Agreement;

    (o)  other unsecured indebtedness outstanding on the Petition Date;

    (p)  indebtedness in respect of hedging agreements permitted pursuant to Section 8.25;

    (q)  indebtedness in respect of sale/leaseback transactions permitted pursuant to Section 8.10;

    (r)  indebtedness which may be deemed to exist in connection with customary agreements providing for indemnification, purchase price adjustments, earnouts and similar obligations in connection with dispositions permitted pursuant to Section 8.10;

    (s)  indebtedness (i) among the Debtors and (ii) of the Borrower or any Guarantor to any Non-debtor Subsidiary subject to compliance with Section 8.9(d);

    (t)  indebtedness consisting of the financing of insurance premiums, so long as the aggregate amount payable pursuant to such indebtedness does not materially exceed the amount of the premium for such insurance;

    (u)  indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such Indebtedness is extinguished within five Business Days of its incurrence;

    (v)  cash management obligations and indebtedness in respect of netting services, overdraft protection and similar arrangements in connection with cash management and deposit accounts;

    (w)  Indebtedness for Borrowed Money of the type set forth in subsection (c) of the definition of Indebtedness for Borrowed Money solely to the extent such Lien is permitted by Section 8.8 and the indebtedness secured by such Lien is not any other type of indebtedness;

    (x)  indebtedness representing deferred compensation to directors, officers, members, of management, employees or consultant of the Borrower and its Subsidiaries in the ordinary case of business;

    (y)  contingent obligations in respect of indemnities or similar agreements to hold others harmless arising in the ordinary course of business;

    (z)  contingent obligations arising under operating leases and similar contracts in the ordinary course of business that do not constitute Indebtedness for Borrowed Money; and

    (aa)  indebtedness consisting of take or pay obligations contained in supply agreements incurred in the ordinary course of business and consistent with past practices.

    Section 8.8   Liens.  The Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided, however, that the foregoing shall not apply to nor operate to prevent:

    (a)  Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which the Borrower or any Subsidiary is a party or other bonds or cash deposits required to be made in the ordinary course of business, provided in each case that (i) the obligation is not for borrowed money and the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor or (ii) in the case of the Debtors, such taxes, assessments, statutory obligations or other similar charges related to periods prior to the Petition Date so long as enforcement of such Liens is stayed;

    (b)  mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

    (c)  (i) judgment liens and judicial attachment liens not constituting an Event of Default under Section 9.1(h) hereof and (ii) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens, attachments and liabilities of the Borrower and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $10,000,000 at any one time outstanding;

    (d)  Liens on tangible personal property (other than inventory and farm products) of the Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 8.7(b) hereof, representing or incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired and the proceeds and products thereof and accessions thereto, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property (and related costs and expenses), as reduced by repayments of principal thereon and payments of such related costs and expenses;

    (e)  any interest or title of a lessor under any operating lease;

    (f)  easements, rights-of-way, restrictions, minor defects, irregularities, and other similar encumbrances against real property incurred in the ordinary course of business which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

    (g)  Liens in the Pre-Petition BMO Collateral in favor of the Pre-Petition BMO Agent for the benefit of the Pre-Petition BMO Lenders to secure the Pre-Petition BMO Obligations, provided that such Liens are subject and subordinated to the Liens in the Collateral granted in favor of the DIP Agent for the benefit of the DIP Agent and the Lenders pursuant to this Agreement and the Financing Orders;

    (h)  Liens in the Pre-Petition CoBank Collateral in favor of the Pre-Petition CoBank Agent for the benefit of the Pre-Petition CoBank Lenders to secure the Pre-Petition CoBank Obligations, provided that such Liens are subject and subordinated to the Liens in the Collateral granted in favor of the DIP Agent for the benefit of the DIP Agent and the Lenders pursuant to this Agreement and the Financing Orders;

    (i)  Liens in the Collateral granted in favor of the DIP Agent for the benefit of the DIP Agent and the Lenders pursuant to the Loan Documents and the Financing Orders;

    (j)  Replacement Liens in the Collateral in favor of the Pre-Petition BMO Agent for the benefit of the Pre-Petition BMO Lenders to secure the Borrower’s Adequate Protection Obligations relating to the Pre-Petition BMO Collateral, provided that such Liens are subject and subordinated to (i) the Liens in the Collateral granted in favor of the DIP Agent for the benefit of the DIP Agent and the Lenders pursuant to this Agreement and the Financing Orders, (ii) the Administrative Expense Carve-Out, and (iii) the Replacement Liens in the Pre-Petition CoBank Primary Collateral in favor of the Pre-Petition CoBank Agent for the benefit of the Pre-Petition CoBank Lenders; and provided further that such Replacement Lien in Property that was unencumbered prior to the Petition Date (other than inventory, accounts receivable, rights against growers, and the products and proceeds of the foregoing, in which the Replacement Lien granted to the Pre-Petition BMO Agent shall be senior and prior to the Replacement Lien therein granted to the Pre-Petition CoBank Agent) shall rank pari passu with the Replacement Lien in such Property granted to the Pre-Petition CoBank Agent and the Pre-Petition CoBank Lenders;

    (k)  Replacement Liens in the Collateral in favor of the Pre-Petition CoBank Agent for the benefit of the Pre-Petition CoBank Lenders to secure the Borrower’s Adequate Protection Obligations relating to the Pre-Petition CoBank Collateral, provided that such Liens are subject and subordinated to (i) the Liens in the Collateral granted in favor of the DIP Agent for the benefit of the DIP Agent and the Lenders pursuant to this Agreement and the Financing Orders, (ii) the Administrative Expense Carve-Out, and (iii) the Replacement Liens in the Pre-Petition BMO Primary Collateral in favor of the Pre-Petition BMO Agent for the benefit of the Pre-Petition BMO Lenders; and provided further that such Replacement Lien in Property that was unencumbered prior to the Petition Date (other than inventory, accounts receivable, rights against growers, and the products and proceeds of the foregoing, in which the Replacement Lien granted to the Pre-Petition BMO Agent shall be senior and prior to the Replacement Lien therein granted to the Pre-Petition CoBank Agent) shall rank pari passu with the Replacement Lien in such Property granted to the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders;

    (l)  Liens in the Avicola Pre-Petition Collateral granted to the Avicola Pre-Petition Agent to secure the Avicola Pre-Petition Obligations;

    (m)  deposits existing on the Petition Date in respect of letters of credit issued and outstanding on the Petition Date and permitted by Section 8.7 hereof to secure either the relevant Debtor’s obligations to the issuer of such letters of credit or the obligations supported by such letters of credit (and any amendment, modification, extension, renewal or replacement thereof);

    (n)  deposits securing utilities and trade creditors in the ordinary course of business;

    (o)  Liens in feed ingredients granted to the sellers of such feed ingredients to secure the unpaid purchase price thereof;

    (p)  Liens on the equity interests of any farm credit institution required to be purchased from time to time by Borrower in favor of the issuer thereof;

    (q)  Liens existing as of the Petition Date and set forth as Schedule 8.8;

    (r)  (i) leases, subleases, licenses and sublicenses granted to other Persons not interfering in any material respect with the ordinary course of the business of the Borrower or its Subsidiaries and (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

    (s)  Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

    (t)  bankers’ Liens, rights of setoff and other similar Liens on cash and investments permitted by Section 8.9 on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements in respect of such deposit accounts, and not securing any obligations relating to any extension of credit;

    (u)  the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

    (v)  Liens arising pursuant to sale and leaseback transactions permitted pursuant to Section 8.10 to so long as such Liens do not attach to any assets of the Borrower or any of its Subsidiaries other than those which are the subject of such and sale leaseback transactions;

    (w)  Liens (i) consisting of an agreement to dispose of any Property in a disposition permitted under Section 8.10 and (ii) earnest money deposits of cash or cash equivalents by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

    (x)  Liens in respect of hedge obligations permitted pursuant to Section 8.25 hereof, provided that the Required Lenders shall have given their prior written consent thereto on a case by case basis; and

    (y)  Liens encumbering reasonable customary initial deposits and margin deposits attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, provided that the Required Lenders shall have given their prior written consent thereto on a case by case basis.

The Debtors and the Lenders agree that no Lien permitted by this Section 8.8 shall have a priority superior to or pari passu with the priority of the Liens granted to the DIP Agent in the Collateral with respect to the Post-Petition Obligations until the indefeasible payment in full in cash and satisfaction of the Post-Petition Obligations in the manner set forth in this Agreement, other than (i) the Administrative Expense Carve-Out pursuant to the Final Financing Order, (ii) Liens created after the Petition Date that are permitted under Sections 8.8(d), (m), (n), (o) and (t) of this Agreement, (iii) Liens in favor of a creditor having a perfected enforceable non-avoidable Lien, as of the Petition Date, with priority over the Liens of the Pre-Petition BMO Agent, the Pre-Petition BMO Lenders, the Pre-Petition CoBank Agent and the Pre-Petition CoBank Lenders, including cash collateral securing letters of credit outstanding as of the Petition Date, and (iv) Liens existing before or after the Petition Date permitted by Section 8.8(a), (b), (c), (f) and (r)(ii) of this Agreement to the extent they are entitled to priority over the DIP Agent’s Liens in the Collateral under mandatory provisions of non-bankruptcy law and are valid perfected non-avoidable enforceable Liens with  priority over the DIP Agent’s Liens in the Collateral (the “Permitted Senior Liens”). Notwithstanding any contrary provision in this Agreement, to the extent any Person holds Permitted Senior Liens, then:  (i) the Liens and Replacement Liens granted to the DIP Agent, the Lenders, Pre-Petition BMO Agent, Pre-Petition BMO Lenders, Pre-Petition CoBank Agent and Pre-Petition CoBank Lenders shall not prime or be senior to Permitted Senior Liens, and (ii) in the event any property subject to the Permitted Senior Liens is sold (or suffers casualty), any surplus proceeds (or insurance proceeds) remaining after the satisfaction of the amount due such Person shall be governed by the Final Financing Order.

Section 8.9Investments, Acquisitions, Loans and Advances.  The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

    (a)  investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

    (b)  investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in subsection (a) above;

    (c)  the Borrower’s investments existing on the Petition Date and listed on Schedule 8.9(c);

    (d)  intercompany advances made from time to time by the Borrower to Non-debtor Subsidiaries other than the Insurance Subsidiaries, including Avicola and its Subsidiaries, and to Merit Provisions for operating expenses and not for the repayment of Indebtedness for Borrowed Money and consistent with past practices as it relates to Avicola and its Subsidiaries purchasing feed ingredients from the Borrower, in an amount such that the aggregate of all such amounts receivable by the Borrower from such Non-debtor Subsidiaries and Merit Provisions, net of the aggregate of all such amounts payable by the Borrower to such Non-debtor Subsidiaries and Merit Provisions, shall not exceed such net amount calculated as of the Petition Date by more than $30,000,000 in the aggregate at any time, with disclosure to the Lenders of the nature and extent of such funding, provided that (i) neither the Borrower nor any of the other Debtors may guaranty any portion of such funding (other than in the case of Merit Provisions pursuant to guaranty arrangements existing on the Petition Date), (ii) such funding shall be made pursuant to the Budget or another budget to be agreed upon by the Required Lenders, (iii) such Subsidiaries shall not accumulate cash or inventory above the levels necessary in the ordinary course of business, (iv) such advances shall be evidenced by a revolving promissory note of such Subsidiary or Merit Provisions payable to the order of the Borrower, which promissory note shall be part of the Collateral and shall be delivered to the DIP Agent endorsed in blank or otherwise in a manner acceptable to the DIP Agent, and (v) such Non-debtor Subsidiary shall agree to repay such revolving promissory note with any available cash not needed to fund its operations in the ordinary course of business;

    (e)  intercompany investments made from time to time by the Borrower to a Guarantor or by a Guarantor to the Borrower or another Guarantor in the ordinary course of business for operating expenses and not for the repayment of Indebtedness for Borrowed Money;

    (f)  payment of interest to Gold Kist Insurance in an aggregate amount not to exceed $2,400,000 prior to December 1, 2009 and, if the Maturity Date is extended beyond December 1, 2009, $200,000 per each month thereafter up to the extended Maturity Date, and other amounts payable to Gold Kist Insurance to enable it to pay claims made by the Borrower in excess of the amount of all other funds available to Gold Kist Insurance for such purpose and consistent with the Budget or otherwise approved by the Required Lenders and the DIP Agent, provided that Gold Kist Insurance continues to pay claims made by the Borrower in a manner consistent with past practices;

    (g)  payment of insurance premiums to Mayflower in an aggregate amount not to exceed $27,000,000 and, if the Maturity Date is extended beyond December 1, 2009,

$2,250,000 per each month thereafter up to the extended Maturity Date, or such other amount as may be approved by the Required Lenders and the DIP Agent, provided that Mayflower continues to pay claims made by the Borrower in a manner consistent with past practices;

    (h)  investments consisting of hedging arrangements permitted pursuant to Section 8.25;

    (l)  capital plan and investments in equity interests of any farm credit institution required in accordance with the by-laws or capital plan of such farm credit institution and existing on the Petition Date;

    (m)  investments, if any, arising from the sale of receivables pursuant to the Fairway Receivables Securitization Program; provided such investments shall be terminated and such receivables repurchased using the proceeds of the initial Borrowing under this Agreement;

    (n)  advances to officers, employees and contract growers of the Borrower and its Subsidiaries in the ordinary course of business and consistent with past practices;

    (o)  advances to the Borrower or any Guarantor by any Non-debtor Subsidiary;

    (p)  investments permitted pursuant to Section 8.10;

    (q)  investments by the Insurance Subsidiaries that are permitted by their investment policies attached hereto as Schedule 8.9(q);

     (r)  with respect to Avicola and its Subsidiaries, investments that are the Mexican equivalents of the investments described in subsections (a) and (b) above; and

    (s)  any investments received (i) in compromise of (A) obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

    Section 8.10   Mergers, Consolidations and Sales.  The Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor operate to prevent:

    (a)  the sale or lease of inventory in the ordinary course of business;

    (b)  the sale, transfer, lease or other disposition of Property of the Borrower and the Guarantors to one another in the ordinary course of its business;

    (c)  the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of the Borrower or any of its Subsidiaries, has become obsolete or worn out, and which is disposed of in the ordinary course of business;

    (d)  the sale, transfer, lease or other disposition of Property of the Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Borrower and its Subsidiaries not more than $1,000,000 during the term of this Agreement;

    (e)  the sale, transfer, lease or other disposition of Property of the Non-debtor Subsidiaries to any other Non-debtor Subsidiary;

    (f)  any merger, consolidation, or sale, transfer, lease or other disposition of Property of Avicola and its Subsidiaries permitted under the Avicola Pre-Petition Credit Agreement as in effect on the Petition Date, but only for so long as the Avicola Pre-Petition Credit Agreement is in effect and any Avicola  Pre-petition Obligations remain outstanding;

    (g)  the merger or consolidation of any Non-debtor Subsidiary with any other Non-debtor Subsidiary; and

    (h)  the sale of machinery and equipment by the Debtors to Non-debtor Subsidiaries for fair value and on terms no less favorable to the relevant Debtor than such Debtor could have obtained from an unaffiliated third party in an arm’s length transaction.

    Section 8.11   Maintenance of Subsidiaries.  The Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided, however, that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to the DIP Agent pursuant to this Agreement, the Financing Orders and the Collateral Documents, (b) the issuance, sale, and transfer to any Person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such Person as a director of such Subsidiary, (c) dispositions permitted pursuant to Section 8.10, or (d) Liens granted on the equity interests of Avicola and its Subsidiaries and on the Property of Avicola and it is Subsidiaries to secure the Avicola Pre-Petition Obligations.

     Section 8.12   Dividends and Certain Other Restricted Payments.  The Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests (other than dividends or distributions payable solely in its capital stock or other equity interests), or (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants, options, or similar instruments to acquire the same (collectively referred to herein as “Restricted Payments”); provided, however, that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary to (i) the Borrower, (ii) any Subsidiary, and (iii) any other shareholder ratably in accordance with their pro-rata share; and provided further, that the foregoing shall not operate to prevent the making of dividends or distributions by Avicola and its Subsidiaries that are otherwise permitted under the Avicola Pre-Petition Credit Agreement as in effect on the Petition Date for so long as the Avicola Pre-Petition Credit Agreement is in effect and any Avicola Pre-petition Obligations are outstanding.

    Section 8.13   ERISA.  The Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  The Borrower shall, and shall cause each Subsidiary to, promptly notify the DIP Agent and each Lender of:  (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

    Section 8.14   Compliance with Laws.  (a) The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than Permitted Liens and Liens arising in connection with matters being diligently contested in good faith by appropriate proceedings that prevent the enforcement thereof or which are otherwise stayed and for which adequate reserves have been established in accordance with GAAP.

    (b)  Without limiting the agreements set forth in Section 8.14(a) above, the Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any

(1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify the DIP Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with the Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any governmental authority as set forth in a deed or other instrument affecting the Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to the DIP Agent any reasonably requested environmental record concerning the Premises which the Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any governmental authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any governmental authority under any Environmental Law.

    Section 8.15   Burdensome Contracts With Affiliates.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates except:

    (a)  pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and, in the case of any Affiliate that is not a Debtor, upon fair and reasonable terms not materially less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary;

    (b)  investments permitted by Section 8.9;

    (c)  reasonable and customary director, officer and employee compensation (including bonuses and severance) and other benefits (including retirement, health, stock option and other benefit plans) and reimbursement and indemnification arrangements in the ordinary course of business and in good faith; and

    (d)  loans and transactions between or among the Borrower and one or more of its Subsidiaries expressly permitted by Sections 8.7 or 8.9 of this Agreement.

    Section 8.16   No Changes in Fiscal Year.  The Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

    Section 8.17   Formation of Subsidiaries.  The Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Subsidiary.

    Section 8.18   Change in the Nature of Business.  Other than as contemplated in the Budget, the Borrower shall not, nor shall it permit any Subsidiary to, cease operations in any of its businesses or taking any material action for the purpose of effecting the foregoing without the prior written consent of the Required Lenders.

    Section 8.19   Use of Proceeds.  The Borrower shall use the credit extended under this Agreement solely for (a) Loans and Letters of Credit for payment of normal operating expenses consistent with the Budget, subject to variances permitted hereunder, (b) Loans to fund drawings under the Letters of Credit, (c) Loans for the payment of professional fees of the DIP Agent, the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders related to the DIP Credit and the Pre-Petition BMO Credits, (d) Loans for the payment of interest, fees and expenses on the DIP Credit, (e) Loans for payment of the Administrative Expense Carve-Out, (f) funding the purchase of outstanding transferred receivables and related assets relating to the termination of the Fairway Receivables Securitization Program, and payment of all amounts owing under the Fairway Receivables Securitization Program (including, without limitation, all fees, expenses and expenses of counsel), (g) Loans for the payment of interest, fees, and expenses with respect to the Pre-Petition BMO Credits as adequate protection to the Pre-Petition BMO Lenders and the Pre-Petition BMO Agent, (h) Loans for the payment of interest, fees, and expenses with respect to the Pre-Petition CoBank Credit Facilities as adequate protection to the Pre-Petition CoBank Lenders and the Pre-Petition CoBank Agent, and (i) Loans for the payment of professional fees of the Pre-Petition CoBank Agent and the Pre-Petition CoBank Lenders related to the Pre-Petition CoBank Credit Facilities.

    Section 8.20   No Restrictions.  Except as provided herein, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of the Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary, (b) pay any indebtedness owed to the Borrower or any other Subsidiary, (c) make loans or advances to the Borrower or any other Subsidiary, (d) transfer any of its Property to the Borrower or any other Subsidiary, or (e) to guarantee the Post-Petition Obligations and/or grant Liens on its assets to the DIP Agent as required by the Financing Orders and the Loan Documents.  The provisions of this Section 8.20 will not apply to encumbrances and restrictions existing under or by reason of:

    (i)  any agreement governing any indebtedness permitted by Section 8.7(b) restricting the voluntary transfer of the Property subject to a Lien permitted by Section 8.8(d) that secures such indebtedness;

    (ii)  mandatory provisions of applicable law to the extent not stayed, pre-empted, over-ridden, superseded or otherwise modified by the Bankruptcy Code, the Financing Orders and any other orders that may be entered by the Bankruptcy Court in the Chapter 11 Cases;

    (iii)  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary;

    (iv)  customary provisions restricting assignment of any agreement entered into by the Borrower or a Subsidiary in the ordinary course of business, but only to the extent such restrictions are enforceable under mandatory provisions of applicable law and to the extent not stayed, pre-empted, over-ridden, superseded or otherwise modified by the Bankruptcy Code, the Financing Orders and any other orders that may be entered by the Bankruptcy Court in the Chapter 11 Cases;

    (v)  any holder of a Lien permitted by Sections 8.8(c)(ii), (d), (e), (l), (m), (n), (o), (p), (r), (u), (v), (w), (x) and (y) restricting the voluntary transfer of the Property subject thereto;

    (vi)  customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.10 pending the consummation of such sale or in leases, subleases, license or sub-licenses relating to the assets covered thereby in each case restricting the voluntary transfer of the property subject thereto;

    (vii)  customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person, but only to the extent such restrictions are enforceable under mandatory provisions of applicable law and to the extent not stayed, pre-empted, over-ridden, superseded or otherwise modified by the Bankruptcy Code, the Financing Orders and any other orders that may be entered by the Bankruptcy Court in the Chapter 11 Cases;

    (viii)  restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business to the extent such restrictions are enforceable under mandatory provisions of applicable law and to the extent not stayed, pre-empted, over-ridden, superseded or otherwise modified by the Bankruptcy Code, the Financing Orders and any other orders that may be entered by the Bankruptcy Court in the Chapter 11 Cases;

    (ix)  customary provisions in joint venture agreements and similar agreements applicable to joint ventures relating solely to such joint venture, but only to the extent such restrictions are enforceable under mandatory provisions of applicable law and to the extent not stayed, pre-empted, over-ridden, superseded or otherwise modified by the Bankruptcy Code, the Financing Orders and any other orders that may be entered by the Bankruptcy Court in the Chapter 11 Cases;

    (x)  restrictions contained in the Avicola Pre-Petition Credit Agreement of the type described in subsections (a), (b), (c) and (d) of this Section 8.20 that apply only to Avicola and its Subsidiaries and their respective Property, but only for so long as the Avicola Pre-Petition Credit Agreement is in effect or any Avicola Pre-Petition Obligations remain outstanding;

    (xi)  customary restrictions imposed on Pilgrim’s Pride Funding Corporation in connection with the Receivables Purchase Agreement;

    (xii)  contractual encumbrances or restrictions in effect on the Petition Date on the Non-debtor Subsidiaries’ ability to pay dividends and other payments to the Borrower or any of its Subsidiaries, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings that are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements in effect on the Petition Date.

    Section 8.21   DIP Agent’s and Lenders’ Financial Consultant.  The DIP Agent (or its counsel) and the Lenders (or their special counsel) shall have the right to engage jointly on behalf of the Lenders a financial advisor, selected by the DIP Agent and acceptable to the Required Lenders, to review, evaluate and advise the DIP Agent and the Lenders as to the reports, analyses and cash flow forecasts and other materials prepared by the Borrower’s financial consultants relating to the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries and to perform such other information gathering or evaluation acts as may be reasonably requested by the DIP Agent or the Required Lenders, and the reasonable costs and expenses of such financial advisor shall be borne by the Borrower and constitute part of the Post-Petition Obligations outstanding under this Agreement.  The Borrower shall take reasonable steps to make available to such financial advisor and its representatives such information respecting the financial condition, operating performance, and business prospects of the Borrower and its Subsidiaries as may be reasonably requested and shall make the Borrower’s financial consultants, officers, employees, and independent public accountants available with reasonable prior notice to discuss such information with such financial advisor and its representatives.

    Section 8.22   Financial Covenants.   (a) Capital Expenditures.  The Borrower shall not, nor shall it permit any other member of the Restricted Group to, incur Capital Expenditures in an amount in excess of $150,000,000 in the aggregate for the entire Restricted Group during the period commencing on the Petition Date and ending on the Maturity Date, of which no more than $107,000,000 may be funded with the proceeds of Loans and Letters of Credit obtained under this Agreement.

    (b)  Minimum EBITDAR.  The Borrower shall have EBITDAR for each three-fiscal month period ending on each date set forth below in an amount not less than the amount set forth below opposite such date:

Three fiscal Month Period Ending	EBITDAR shall not be Less than:
December 27, 2008	-$116,200,000
January 24, 2009	-$166,400,000
February 21, 2009	-$123,300,000
March 28, 2009	-$44,100,000
April 25, 2009	$57,200,000
May 23, 2009	$99,000,000
June 27, 2009	$124,800,0000
July 25, 2009	$125,000,000
August 22, 2009	$125,000,000
September 26, 2009	$125,000,000
October 24, 2009	$125,000,000
November 21, 2009	$117,500,000
January 2, 2010	$89,000,0000

    Section 8.23   Chapter 11 Claims.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist (in each case, to “Incur”) or permit any unsecured claim in the Chapter 11 Cases or any superseding case or cases under Chapter 7 of the Bankruptcy Code (including, without limitation, any deficiency claim remaining after the satisfaction of a Lien that secures a claim) to be pari passu with or senior to the claims of the DIP Agent, the L/C Issuer and the Lenders against the Borrower and the Guarantors on the Post-Petition Obligations, or apply to the Bankruptcy Court for authority so to do, except for the Administrative Expense Carve-Out and the fees and expenses of the Chapter 7 Trustee.

    Section 8.24   Executory Contracts, Pre-Petition Debt and Payments Outside the Ordinary Course of Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly (a) purchase any assets outside the ordinary course of business, (b) in the case of the Debtors, assume any material executory contracts (other than the executory contracts listed on Exhibit I) under Section 365 of the Bankruptcy Code without the prior approval of the DIP Agent and the Required Lenders, (c) in the case of the Debtors, pay any pre-petition debt, other than (i) the Pre-Petition BMO Obligations and the Pre-Petition CoBank Obligations, in

each case as permitted by this Agreement and the Financing Order, (ii) pre-petition obligations owed to Normalized Trade Creditors to the extent set forth in the Budget, and (iii) pre-petition obligations to other Essential Creditors that are not trade creditors, to the extent set forth in the Budget, (d) make any payments other than in respect of the Post-Petition Obligations, the Pre-Petition BMO Obligations, the Pre-Petition CoBank Obligations or the Administrative Expense Carve-Out as otherwise permitted hereunder and by the Financing Order outside the ordinary course of their respective businesses, and (e) make any guaranty fee payments to Pilgrim Interests, or any other Person (including without limitation any holder of any equity or other interest in Pilgrim Interests).

    Section 8.25   Restriction on Hedging.  The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into any interest rate, foreign currency or commodity hedging agreements or arrangements other than commodity hedging arrangements entered into at the request or direction of a customer or with the prior written approval of the Required Lenders in each case with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes.

    Section 8.26   The Budget.  (a) The Borrower shall not permit the total aggregate disbursements made during any period of four consecutive weeks (including any portion of such period occurring before the Petition Date) for items included in the Budget other than interest on the Post-Petition Obligations, professional fees and deposits with utilities to exceed the amounts set forth in the Budget for such items for such period by more than 10% of such amounts.

    (b)  The Budget may be modified by the Borrower at any time with the written approval of the DIP Agent and the Required Lenders.

    (c)  The Budget shall be redetermined to the Required Lenders’ reasonable satisfaction promptly after the consummation of any Disposition outside the ordinary course of business that results in Net Proceeds in excess of $1,000,000.

    (d)  No later than the last Business Day of every fourth week after the Closing Date (commencing December 19, 2008), the Borrower shall provide to the Lenders a proposed updated budget for the succeeding 13 weeks as well as all of the weeks covered by the Budget that is then in effect, which proposed updated budget must be in form and substance satisfactory to the DIP Agent and the Required Lenders.  If such proposed updated budget is approved by the DIP Agent and the Required Lenders it shall be the Budget for all purposes of this Agreement.

    Section 8.27   Subsidiary Distributions, Etc.  To the extent permitted by applicable law and regulation and, so long as the Avicola Pre-Petition Credit Agreement is in effect or any Avicola Pre-Petition Obligations remain outstanding, the Avicola Pre-Petition Credit Agreement, the Debtors shall take such action from time to time as may be required to cause Net Proceeds from the disposition of Subsidiaries or their assets to the extent available for distribution, and amounts available for distribution by any Joint Venture that has received proceeds of any Loan made hereunder, to be distributed and paid over to the Borrower.

    Section 8.28   Borrower’s Financial Consultants Engagements; Sale of Certain Assets.  The Borrower shall at all times continue to engage one or more financial consulting, brokerage firms, or employees selected by it and reasonably acceptable to the DIP Agent and the Required Lenders, to explore and evaluate the prompt sale of the assets agreed in a separate letter agreement by the parties hereto, in the case of financial consultants or brokers, under one or more written engagement letters in form and substance reasonably acceptable to the DIP Agent and the Required Lenders.  No later than the 60th day after the Petition Date the Borrower shall agree to a process for the sale of assets agreed in a separate letter agreement by the parties hereto acceptable to the Required Lenders with a time-line and process acceptable to the Required Lenders.

    Section 8.29   Engagement of Chief Restructuring Officer.  The Borrower shall engage at all times a chief restructuring officer reasonably acceptable to the Required Lenders (it being understood that William Snyder is acceptable).  In the event a chief restructuring officer ceases for any reason to act in that capacity the Borrower shall engage a successor chief restructuring officer reasonably acceptable to the Required Lenders within 10 Business Days (or such greater number of Business Days as shall be acceptable to the Required Lenders) of such event.  The chief restructuring officer shall continue to be engaged by the Borrower so long as any Post-Petition Obligations remain outstanding or any DIP Commitments remain in effect.  The scope of the chief restructuring officer’s engagement and the authority granted to such chief restructuring officer (including in each case any successor chief restructuring officer) must be reasonably satisfactory to the Required Lenders (it being understood that the scope of engagement of and authority, in each case, of the type provided to William Snyder is acceptable).

Section 9.Events of Default and Remedies.

    Section 9.1   Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

    (a)  default in the payment when due of all or any part of the principal of any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any Reimbursement Obligation, or default for a period of two (2) days in the payment when due of any interest, fee or other Obligation payable hereunder or under any other Loan Document;

    (b)  default in the observance or performance of any covenant set forth in Sections 8.1, 8.5 (excluding subsections (l) and (m) thereof), 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.19, 8.22, 8.23, 8.24 or 8.26 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

    (c)  default in the observance or performance of any covenant set forth in Sections 8.5(l) and (m) hereof which is not remedied within 1 Business Day after the occurrence thereof;

    (d)  default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any Designated Officer of the Borrower or (ii) written notice thereof is given to the Borrower by the DIP Agent;

    (e)  any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the DIP Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

    (f)  any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the DIP Agent in any Collateral purported to be created thereby except as expressly permitted by the terms thereof, or any Debtor takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

    (g)  default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed (in the case of the Debtors, after the Petition Date) by the Borrower or any Subsidiary aggregating in excess of $10,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to any applicable notice and grace periods;

    (h)  any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent covered by insurance pursuant to which the insurer has not specifically disclaimed liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days from the date of its entry;

    (i)  the Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $10,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed or stayed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

    (j)  any Change of Control shall occur;

    (k)  any Material Non-debtor Subsidiary shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate (or analogous) action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(l) hereof; or

    (l)  a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Material Non-debtor Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 9.1(k)(v) shall be instituted against any Material Non-debtor Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days; or

    (m)  The failure of the Borrower or any Guarantor to comply with any of the terms of the Financing Order; or

    (n)  The granting of a Lien on or other interest in any Property of the Borrower or any Guarantor, or Superpriority Claim, by any court which is superior to or ranks in parity with the Lien of the DIP Agent granted in this Agreement and the Financing Order except for the Administrative Expense Carve-Out or as otherwise permitted hereunder or under the Financing Order; or

    (o)  Any Lien purported to be created by this Agreement, the Interim Financing Order or the Final Financing Order in any of the Collateral shall, for any reason other than the acts of the DIP Agent, the Lenders, the Pre-Petition BMO Agent or the Pre-Petition BMO Lenders, cease to be a valid and perfected Lien against any of the Collateral purported to be covered thereby pursuant to Sections 364(c) and (d) of the Bankruptcy Code or any action is commenced by any Debtor which contests the validity, perfection or enforceability of any pre-petition Liens of the Pre-Petition BMO Agent under any of the Pre-Petition BMO Loan Documents or any Lien created by this Agreement, the Interim Financing Order or the Final Financing Order; or

    (p)  The Borrower shall fail to timely provide any adequate protection payments to the Pre-Petition BMO Lenders as set forth in any Financing Order; or

    (q)  Any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court; or

    (r)  Any of the Chapter 11 Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

    (s)  A trustee under Chapter 11 of the Bankruptcy Code shall be appointed in any of the Chapter 11 Cases; or

    (t)  An order of the Bankruptcy Court shall be entered in any of the Chapter 11 Cases appointing an examiner or other person with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

    (u)  The Financing Order shall be amended, reversed, stayed, vacated or modified, in the case of an amendment or modification in a manner which materially and adversely affects the rights of the Lenders or the DIP Agent and which amendment or modification is not acceptable to the Required Lenders; or

    (v)  An application shall be filed by any Debtor for the approval of any other Superpriority Claim in any of the Chapter 11 Cases which is pari passu with or senior to the claims of the DIP Agent and the Lenders with respect to the Post-Petition Obligations (except for the Administrative Expense Carve-Out) or there shall arise any such pari passu or Superpriority Claim; or

    (w)  The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay under Section 362 of the Bankruptcy Code to a third party with respect to any assets of the Borrower or any Guarantor having an aggregate net book value (determined in accordance with GAAP) in excess of $20,000,000 in the aggregate; or

    (x)  The Bankruptcy Court shall not enter an order making a Lien Finding acceptable to the DIP Agent within 150 days (or such later date as may be agreed to by the DIP Agent) following the date of the appointment of a creditors’ committee; or

    (y)  Any material adverse change shall occur in the condition or prospects, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, after the Petition Date; or

    (z)  The Final Financing Order shall not be entered within 45 days after the Petition Date or such later date as to which the Required Lenders may agree; or

    (aa)  If any of the Debtors seeks an order in the Debtors’ Chapter 11 Cases or supports any applications therefore which authorize (without (a) all Post-Petition Obligations outstanding to the Lenders under the DIP Credit and the Adequate Protection Obligations fully being indefeasibly satisfied in full in cash or (b) the DIP Agent, the Pre-Petition BMO Agent and the Pre-Petition CoBank Agent providing their prior written consent): (i) under Bankruptcy Code § 363, the use of cash collateral in which the DIP Agent, the Pre-Petition BMO Agent or the Prep-Petition CoBank Agent have an interest, or the sale, use, or lease, other than in the ordinary course of business, of other Property of the Debtors in which the DIP Agent, the Pre-Petition BMO Agent or the Pre-Petition CoBank Agent have an interest; (ii) the obtaining of credit or the incurring of indebtedness pursuant to Bankruptcy Code §§ 364(c) or (d), or any other grant of rights against the Debtors and/or their estates, secured by a lien, mortgage or security interest in the Collateral held by the DIP Agent, the Pre-Petition BMO Agent or the Pre-Petition CoBank Agent or entitled to priority administrative status which is junior, equal or superior to that granted to the DIP Agent, the Lenders, the Pre-Petition BMO Agent, the Pre-Petition BMO Lenders, the Pre-Petition CoBank Agent  or the Pre-Petition CoBank Lenders (with respect to the Replacement Liens) herein; (iii) to the extent permitted by law, the return of goods by the Debtors pursuant to Bankruptcy Code § 546(c); or (iv) an order dismissing the Chapter 11 Cases.

    Section 9.2   Consequences of Event of Default.  Upon the occurrence of the Maturity Date and upon the occurrence and during the continuation of any Event of Default beyond the applicable cure period (if any) and after five Business Days’ prior written (including e-mail, facsimile, U.S. mail and personal delivery) notice by the DIP Agent to the Borrower, any official committee and the U.S. Trustee of such Event of Default (other than with respect to the actions described in subsections (a) and (c) below, as to which such notice is not required), the DIP Agent, upon request of the Required Lenders shall take any or all of the following actions, in each case without further order of or application to the Bankruptcy Court:

    (a)  declare the principal of and accrued interest on the outstanding Post-Petition Obligations to be immediately due and payable;

    (b)  set off any amounts in any account (including any accounts maintained by any Debtor with the DIP Agent);

    (c)  terminate the DIP Commitments and any other obligations of the Lenders to extend any further credit hereunder;

    (d)  demand that any Cash Collateral be applied to reduce or collateralize the Post-Petition Obligations as set forth in the second paragraph of Section 3.1 hereof; and

    (e)  demand payment of interest on the Post-Petition Obligations at the Default Rate, in which event interest at such Default Rate shall accrue and be payable as therein set forth without further order of or application to the Bankruptcy Court.

The automatic stay shall be deemed lifted as to the Collateral and the DIP Agent, upon request of the Required Lenders shall, (without regard to whatever other action the DIP Agent or the Lenders may be taking), foreclose and realize upon and exercise any other rights or remedies permitted by the applicable documents, at law or otherwise, with respect to the Collateral.

    Section 9.3   Relief from Stay.  Nothing contained in this Agreement shall impair or otherwise affect the Lenders’ right to seek relief from the automatic stay as to their Collateral for cause at any time, which right the Lenders hereby fully reserve.

Section 10.Guarantee.

    Section 10.1   Guarantee.  (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the DIP Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Post-Petition Obligations.

    (b)  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.2).

    (c)  Each Guarantor agrees that the Post-Petition Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the DIP Agent or any Lender hereunder.

    (d)  The guarantee contained in this Section 10 shall remain in full force and effect until all the Post-Petition Obligations and the obligations of each Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized at 105%) and the DIP Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Post-Petition Obligations.

    (e)  No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the DIP Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Post-Petition Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Post-Petition Obligations or any payment received or collected from such Guarantor in respect of the Post-Petition Obligations), remain liable for the Post-Petition Obligations up to the maximum liability of such Guarantor hereunder until the Post-Petition Obligations are paid in full, no Letter of Credit shall be outstanding and the DIP Commitments are terminated.

    Section 10.2   Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.3.  The provisions of this Section 10.2 shall in no respect limit the obligations and liabilities of any Guarantor to the DIP Agent and the Lenders, and each Guarantor shall remain liable to the DIP Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

    Section 10.3   No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the DIP Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the DIP Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the DIP Agent or any Lender for the payment of the Post-Petition Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the DIP Agent and the Lenders by the Borrower on account of the Post-Petition Obligations are paid in full, no Letter of Credit shall be outstanding and the DIP Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Post-Petition Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the DIP Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the DIP Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the DIP Agent, if required), to be applied against the Post-Petition Obligations, whether matured or unmatured, in such order as this Agreement shall prescribe.

    Section 10.4   Amendments, Etc. with Respect to the Post-Petition Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Post-Petition Obligations made by the DIP Agent or any Lender may be rescinded by the DIP Agent or such Lender and any of the Post-Petition Obligations continued, and the Post-Petition Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the DIP Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the DIP Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the DIP Agent or any Lender for the payment of the Post-Petition Obligations may be sold, exchanged, waived, surrendered or released.  Neither the DIP Agent nor any Lender shall as a condition to any Guarantor’s liability hereunder have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Post-Petition Obligations or for the guarantee contained in this Section 10 or any property subject thereto.

    Section 10.5   Guarantee Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Post-Petition Obligations and notice of or proof of reliance by the DIP Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Post-Petition Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the DIP Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Post-Petition Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Post-Petition Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the DIP Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the DIP Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Post-Petition Obligations, or of such Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance (other than a defense of payment or performance).  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the DIP Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Post-Petition Obligations or any right of offset with respect thereto, and any failure by the DIP Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the DIP Agent or any Lender against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

    Section 10.6   Reinstatement.  The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Post-Petition Obligations is rescinded or must otherwise be restored or returned by the DIP Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payments had not been made.

    Section 10.7   Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the DIP Agent without set-off or counterclaim in Dollars at the office of the DIP Agent specified in this Agreement.

    Section 10.8   Release of Guaranties.  Each Lender and L/C Issuer hereby agrees that in the event all of the stock (or other equity interests) of a Guarantor is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof, if any, or which has otherwise been consented to in accordance with Section 12.13 hereof) to a party other than the Borrower or a Subsidiary, the DIP Agent will release the Guaranty of such Guarantor concurrently with such sale, transfer or other disposition.

Section 11.The DIP Agent.

    Section 11.1   Appointment and Authorization of DIP Agent.  Each Lender and the L/C Issuer hereby appoints Bank of Montreal as the DIP Agent under the Loan Documents and hereby authorizes the DIP Agent to take such action as DIP Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the DIP Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders and L/C Issuer expressly agree that the DIP Agent is not acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the DIP Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.

    Section 11.2   DIP Agent and its Affiliates.  The DIP Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the DIP Agent (except any action provided by the Loan Documents to be taken by the DIP Agent), and the DIP Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the DIP Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the DIP Agent in its individual capacity as a Lender (if applicable).

    Section 11.3   Action by DIP Agent.  If the DIP Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 8.5 hereof, the DIP Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof.  The obligations of the DIP Agent under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, the DIP Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 9.2.  Upon the occurrence of an Event of Default, the DIP Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the DIP Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and L/C Issuer.  In no event, however, shall the DIP Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the DIP Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  The DIP Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower.  In all cases in which the Loan Documents do not require the DIP Agent to take specific action, the DIP Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Post-Petition Obligations.

    Section 11.4   Consultation with Experts.  The DIP Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

    Section 11.5   Liability of DIP Agent; Credit Decision.  Neither the DIP Agent nor any of its directors, officers, agents, employees, attorneys or financial advisors shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the DIP Agent nor any of its directors, officers, agents, employees, attorneys or financial advisors shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the DIP Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the DIP Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.  The DIP Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  The DIP Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, the DIP Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  The DIP Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the DIP Agent signed by such payee in form satisfactory to the DIP Agent.  Each Lender and L/C Issuer acknowledges that it has independently and without reliance on the DIP Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and its Subsidiaries, and the DIP Agent shall have no liability to any Lender or L/C Issuer with respect thereto.

    Section 11.6   Indemnity.  The Lenders shall ratably, in accordance with their respective DIP Percentages, indemnify and hold the DIP Agent, and its directors, officers, employees, agents, representatives, attorneys and financial advisors harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  The DIP Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the DIP Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the DIP Agent by any Lender arising outside of this Agreement and the other Loan Documents.

    Section 11.7   Resignation of DIP Agent and Successor DIP Agent.  The DIP Agent may resign at any time by giving written notice thereof to the Lenders, the L/C Issuer, and the Borrower.  Upon any such resignation of the DIP Agent, the Required Lenders shall have the right to appoint a successor DIP Agent.  If no successor DIP Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring DIP Agent’s giving of notice of resignation then the retiring DIP Agent may, on behalf of the Lenders, appoint a successor DIP Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the DIP Agent hereunder, such successor DIP Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring DIP Agent under the Loan Documents, and the retiring DIP Agent shall be discharged from its duties and obligations thereunder.  After any retiring DIP Agent’s resignation hereunder as DIP Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was DIP Agent, but no successor DIP Agent shall in any event be liable or responsible for any actions of its predecessor.  If the DIP Agent resigns and no successor is appointed, the rights and obligations of such DIP Agent shall be automatically assumed by the Required Lenders and (i) the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) the DIP Agent’s rights in the Collateral shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

    Section 11.8   L/C Issuer and Swing Line Lender.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder.  The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (i) provided to the DIP Agent in this Section 11 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “DIP Agent,” as used in this Section 11, included the L/C Issuer and the Swing Line Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

    Section 11.9   Authorization to Release or Subordinate or Limit Liens and to Release Guaranties.  The DIP Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Collateral Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof or which has otherwise been consented to in accordance with Section 12.13 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.7(b) and 8.8(d), (m), (n) and (o) hereof, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, (d) release Liens on the Collateral following termination or expiration of the DIP Commitments and payment in full in cash of the Post-Petition Obligations and the cancellation, expiration or cash-collateralization as provided herein of all Letters of Credit outstanding hereunder, and (e) release a Guarantor of its obligations under a Guaranty if all of the stock (or other equity interests) of such Guarantor is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement (including a sale, transfer, or disposition permitted by the terms of Section 8.10 hereof, if any, or which has otherwise been consented to in accordance with Section 12.13 hereof) to a party other than the Borrower or a Subsidiary.

    Section 11.10   Authorization to Enter into, and Enforcement of, the Collateral Documents.  The DIP Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Collateral Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Collateral Documents as the DIP Agent considers appropriate, provided the DIP Agent shall not amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the DIP Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than the DIP Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the DIP Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the DIP Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

Section 12.Miscellaneous.

    Section 12.1   Withholding Taxes.  (a) Payments Free of Withholding.  Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower and the Guarantors under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, the Borrower or such Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, the L/C Issuer, and the DIP Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender, L/C Issuer, or the DIP Agent (as the case may be) would have received had such withholding not been made.  If the DIP Agent, the L/C Issuer, or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower or such Guarantor shall reimburse the DIP Agent, the L/C Issuer or such Lender for that payment on demand in the currency in which such payment was made.  If the Borrower or such Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender, the L/C Issuer or DIP Agent on whose account such withholding was made (with a copy to the DIP Agent if not the recipient of the original) on or before the thirtieth day after payment.

    (b)  U.S. Withholding Tax Exemptions.  Each Lender or L/C Issuer that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the DIP Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender or L/C Issuer hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender or L/C Issuer and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Post-Petition Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents and the Post-Petition Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code).  Thereafter and from time to time, each Lender and L/C Issuer shall submit to the Borrower and the DIP Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower in a written notice, directly or through the DIP Agent, to such Lender or L/C Issuer and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender or L/C Issuer, including fees, pursuant to the Loan Documents or the Post-Petition Obligations.  Upon the request of the Borrower or the DIP Agent, each Lender and L/C Issuer that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the DIP Agent a certificate to the effect that it is such a United States person.

    (c)  Inability of Lender to Submit Forms.  If any Lender or L/C Issuer determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or the DIP Agent any form or certificate that such Lender or L/C Issuer is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender or L/C Issuer is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or L/C Issuer shall promptly notify the Borrower and DIP Agent of such fact and the Lender or L/C Issuer shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

    Section 12.2   No Waiver, Cumulative Remedies.  No delay or failure on the part of the DIP Agent, the L/C Issuer, or any Lender, or on the part of the holder or holders of any of the Post-Petition Obligations, in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of the DIP Agent, the L/C Issuer, the Lenders, and of the holder or holders of any of the Post-Petition Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

    Section 12.3   Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

    Section 12.4   Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

    Section 12.5   Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

    Section 12.6   Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders and L/C Issuer of amounts sufficient to protect the yield of the Lenders and L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Section 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Post-Petition Obligations.

    Section 12.7   Sharing of Set-Off.  Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Post-Petition Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.  For purposes of this Section, amounts owed to or recovered by the L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by the L/C Issuer as a Lender hereunder.

    Section 12.8   Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the DIP Agent and the Borrower given by courier, by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Each Guarantor agrees that any notice to be given to it pursuant to this Agreement shall be effective as to such Guarantor if given to the Borrower.  Notices under the Loan Documents to any Lender shall be addressed to its address or telecopier number set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Borrower, any Guarantor, the DIP Agent or L/C Issuer shall be addressed to its respective address or telecopier number set forth below:

to the Borrower or any Guarantor: Pilgrim’s Pride Corporation 4845 US Highway 271 N Pittsburg, Texas 75686 Attention:Chief Financial Officer Telephone:903-434-1505 Telecopy:972-290-8950	to the DIP Agent and L/C Issuer : Bank of Montreal 115 South LaSalle Street Chicago, Illinois 60603 Attention:Barry Stratton Telephone:(312) 461-7910 Telecopy:(312) 461-7958

with copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201-6950 Attention:Angela L. Fontana Telephone:214-746-7895 Telecopy:214-746-7777

with copy to (which shall not constitute notice):

Baker & McKenzie LLP 2300 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201 Attention:Crews Lott Telephone:(214) 978-3042 Telecopy:(214) 978-3099

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

    Section 12.9   Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of executed counterparts of this Agreement by telecopy or other electronic transmission shall be effective as an original.

    Section 12.10   Successors and Assigns.  This Agreement shall be binding upon the Borrower, Guarantors, the DIP Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, Guarantors, DIP Agent, the L/C Issuer, and each of the Lenders, and the benefit of their respective successors and assigns, including any subsequent holder of any of the Post-Petition Obligations.  The Borrower and the Guarantors may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders and, with respect to any Letter of Credit or the Application therefor, the L/C Issuer.

    Section 12.11   Participants.  Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the

Loans made and Reimbursement Obligations and/or DIP Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the DIP Agent shall have no obligation or responsibility to such participant.  Any agreement pursuant to which such participation  is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest.  Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 10.3 hereof.

    Section 12.12   Assignments.  (a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its DIP Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

    (i)  Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s DIP Commitment and the Loans and participation interest in L/C Obligations at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the DIP Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable DIP Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the DIP Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, in the case of any assignment, unless the DIP Agent otherwise consents (such consent not to be unreasonably withheld or delayed);

    (ii)  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the DIP Commitment assigned.

   (iii)  Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.12(a)(i)(B) and, in addition:

    (a)  the consent of the DIP Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender;

    (b)  the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

    (c)  the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).

    (iv)  Assignment and Acceptance.The parties to each assignment shall execute and deliver to the DIP Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the DIP Agent an Administrative Questionnaire.

    (v)  No Assignment to Borrower or Affiliates. No such assignment shall be made to the Borrower or any of its Affiliates or Subsidiaries.

    (vi)  No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the DIP Agent pursuant to Section 12.12(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 12.6 and 12.15 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.11 hereof.

    (b)  Register.  The DIP Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the DIP Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the DIP Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (c)  Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.

    (d)  Notwithstanding anything to the contrary herein, if at any time the Swing Line Lender assigns all of its DIP Commitments and DIP Loans pursuant to subsection (a) above, the Swing Line Lender may terminate the Swing Line.  In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Lender to act as the successor Swing Line Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swing Line Lender.  If the Swing Line Lender terminates the Swing Line, it shall retain all of the rights of the Swing Line Lender provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make DIP Loans or fund participations in outstanding Swing Loans pursuant to Section 1.6 hereof.

    Section 12.13   Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders, and (c) if the rights or duties of the DIP Agent, the L/C Issuer, or the Swing Line Lender are affected thereby, the DIP Agent, the L/C Issuer, or the Swing Line Lender, as applicable; provided that:

    (i)  no amendment or waiver pursuant to this Section 12.13 shall (A) increase any DIP Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder;

    (ii)  no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, extend the Termination Date, change the definition of Required Lenders, change the provisions of this Section 12.13, release all or substantially all (in value) of the Guaranties or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document; and

    (iii)  no amendment to Section 10 hereof shall be made without the consent of the Guarantor(s) affected thereby.

    Section 12.14  Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

    Section 12.15  Costs and Expenses; Indemnification.  (a) The Borrower agrees to pay all reasonable costs and expenses of the DIP Agent, the Lenders, the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders in connection with the preparation, negotiation, syndication, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the DIP Agent, the Lenders, the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any reasonable fees and charges suffered or incurred by the DIP Agent, the Lenders, the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders in connection with reasonable diligence, computer, duplication, consultation, travel, appraisal, periodic environmental audits, fixed asset appraisals, collateral filing fees and lien searches.  The Borrower agrees to pay to the DIP Agent, the Pre-Petition BMO Agent, the L/C Issuer, each Lender, each Pre-Petition BMO Lender and any other holder of any Post-Petition Obligations outstanding hereunder, all costs and expenses reasonably incurred or paid by the DIP Agent, the Pre-Petition BMO Agent, the L/C Issuer, such Lender, such Pre-Petition BMO Lender or any such holder, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder).  The Borrower shall pay all such reasonable costs, fees and expenses when invoiced and at the Termination Date, to the extent not previously invoiced.

The Borrower and each Guarantor further agrees to indemnify the DIP Agent, the L/C Issuer, each Lender, and any security trustee therefor, and their respective directors, officers, employees, agents, representative, financial advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable out-of-pocket fees and disbursements of counsel for any such Indemnitee and all reasonable out-of-pocket expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit or the relationship between (x) the DIP Agent, the L/C Issuer and/or the Lenders, (y) the DIP Agent, the L/C Issuer and/or the Lenders and the Borrower, or (z) the DIP Agent, the L/C Issuer and/or the Lenders and any of the Guarantors, in each case, except to the extent as finally determined in a final decision of a court of competent jurisdiction to result from the willful misconduct or gross negligence of the party seeking indemnification.  The Borrower and each Guarantor, upon demand by the DIP Agent, the L/C Issuer or a Lender at any time, shall reimburse the DIP Agent, the L/C Issuer or such Lender for any reasonable out-of-pocket legal or other expenses (including, without limitation, all fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except to the extent as finally determined in a final decision of a court of competent jurisdiction to result from the willful misconduct or gross negligence of the party seeking indemnification.  Except as a result of willful misconduct or gross negligence of any such Indemnitee, to the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each such Person hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  The obligations of the Borrower and each Guarantor under this Section shall survive the termination of this Agreement.

    (b)  The Borrower and each Guarantor unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, Release, threatened Release or disposal of any hazardous or toxic substance or petroleum by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with the Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Post-Petition Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Indemnitee.  This indemnification shall survive the payment and satisfaction of all Post-Petition Obligations and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification.  This indemnification shall be binding upon the successors and assigns of the Borrower and shall inure to the benefit of each Indemnitee and its successors and assigns.

    Section 12.16   Set-off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, during the existence of any Event of Default, each Lender, the L/C Issuer, each subsequent holder of any Obligation, and each of their respective affiliates, is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, any Guarantor or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by that Lender, L/C Issuer, subsequent holder, or affiliate, to or for the credit or the account of the Borrower or such Guarantor, whether or not matured, against and on account of the Post-Petition Obligations of the Borrower or such Guarantor to that Lender, L/C Issuer, or subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender, L/C Issuer, or subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

    Section 12.17   Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

    Section 12.18   Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois except as otherwise governed by the Bankruptcy Code.

    Section 12.19   Severability of Provisions.  Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

    Section 12.20   Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any Guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the DIP Agent or any Lender may have received hereunder shall, at the option of the DIP Agent, be (i) applied as a credit against the then outstanding principal amount of Post-Petition Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any Guarantor or endorser shall have any action against the DIP Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Post-Petition Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Post-Petition Obligations shall remain at the Maximum

Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Post-Petition Obligations had the rate of interest not been limited to the Maximum Rate during such period.

    Section 12.21   Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents. In the event any provision of any Collateral Document conflicts with the terms of this Agreement the terms of this Agreement shall control.

    Section 12.22   Lender’s and L/C Issuer’s Obligations Several.  The obligations of the Lenders and L/C Issuer hereunder are several and not joint.  Nothing contained in this Agreement and no action taken by the Lenders or L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and L/C Issuer a partnership, association, joint venture or other entity.

    Section 12.23   Submission to Jurisdiction; Waiver of Jury Trial.  Except as required by the Bankruptcy Code, the Borrower and the Guarantors hereby submit to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrower, the Guarantors, the DIP Agent, the L/C Issuer and the Lenders hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to any Loan Document or the transactions contemplated thereby.

    Section 12.24   USA Patriot Act.  Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or L/C Issuer to identify the Borrower in accordance with the Act.

    Section 12.25   No Modification; No Discharge; Survival of Claims.  This Agreement, the credit extended hereunder and the Loan Documents shall not be modified, altered or affected in any manner by any plan of reorganization or any order of confirmation for any Debtor of any other financing or extensions or incurring of indebtedness by any Debtor pursuant to Section 364(c) of the Bankruptcy Code.  Without limiting the generality of the foregoing, each of the Borrower and the Guarantors agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization (and each of the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the DIP Agent and the Lenders pursuant to the Financing Order and described in Section 6.21 hereof and the Lien granted to the DIP Agent pursuant to this Agreement and the Financing Order and described in Section 4.1 hereof shall not be affected in any manner by the entry of an order confirming a plan of reorganization.

    Section 12.26   Pre-Petition BMO Loan Documents.  Subject to the provisions of the Bankruptcy Code, the Pre-Petition BMO Loan Documents shall remain in full force and effect, and the execution of this Agreement by the DIP Agent and the Lenders, and the execution of the other Loan Documents by those of the Debtors party thereto, and the delivery to and acceptance thereof by the DIP Agent and the Lenders, do not and shall not constitute a waiver of any provision of the Pre-Petition BMO Loan Documents.

    Section 12.27   Bankruptcy Code Waivers.  In consideration of the credit extended hereunder, to the extent not irreconcilably inconsistent with the provisions hereof or the Financing Order, the Borrower and each Guarantor hereby agrees not to assert and affirmatively waives any claim it otherwise might have under Sections 506(c) and 553(b) of the Bankruptcy Code.

    Section 12.28   Validation of Liens.  As provided in the Financing Order, the Borrower and each Guarantor approves and confirms the Pre-Petition BMO Collateral, and acknowledges and agrees that the Pre-Petition BMO Agent and the Pre-Petition BMO Lenders each hold valid and enforceable, nonavoidable, perfected and senior Liens in and to the collateral more particularly set forth in the Pre-Petition BMO Security Documents and as summarized in the Interim Financing Order.

    Section 12.29   Confidentiality.  Each of the DIP Agent, the Lenders, and the L/C Issuer severally agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with the terms hereof), provided, that in any event, it shall be responsible for any breach of this undertaking by any of its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to any other party hereto, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority (or as otherwise required by law or regulation), (e) which has been publicly disclosed other than as a result of a disclosure by the undersigned or its representatives or affiliates in breach of this undertaking, (f) in connection with any litigation to which the DIP Agent, the L/C Issuer or any Lender or their respective Affiliates may be a party to the extent reasonably required, (g) to the extent reasonably required in connection with the exercise of any remedy under the Loan Documents, (h) to any actual or proposed participant or assignee of all or part of its rights under the Loan Documents, subject to an agreement containing provisions substantially the same as those of this Section, and (i) with the prior written consent of the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any of the Subsidiaries or from any other Person on behalf of the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than (i) information that was already known to or in possession of the receiving party or any of its representatives or Affiliates prior to its disclosure to the receiving party by the Borrower, any of its Subsidiaries or their respective representatives or advisors whether in connection with this Agreement or any other agreement, (ii) information that is obtained by the receiving party or any of its representatives or Affiliates from a third party who is not known by the receiving party to be prohibited from disclosing the information to the receiving party by a contractual, legal or fiduciary obligation to the Borrower or any of its Subsidiaries; (iii) information that is or becomes publicly available (other than as a result of disclosure by the receiving party or any of its representatives or Affiliates in violation of this Section); or (iv) information that is independently developed, discovered or arrived at by the receiving party or any of its representatives or Affiliates without any reference to the Information.  The obligations of each party contained in this Section 12.29 shall continue for a period of 3 years after such party ceases to be a party to this Agreement.

    Section 12.30   Disclosure.  Each of the DIP Agent, the L/C Issuer and each Lender may discuss the Borrower’s business and financial condition of the Borrower and its Subsidiaries with the Debtors and with any official committee of creditors, any unofficial representative of unsecured creditors (provided that as to any confidential matter or Information covered by a confidentiality agreement between the Borrower and a Lender (including Section 12.29 of this Agreement) such unofficial representative shall have entered into a confidentiality agreement that is reasonably acceptable in form and substance to the Borrower and the Guarantors), the Lenders, the Pre-Petition BMO Lenders, the Pre-Petition BMO Agent, the Pre-Petition CoBank Lenders, the Pre-Petition CoBank Agent, and prospective participants in the Pre-Petition BMO Credits or the Pre-Petition CoBank Credits, provided that any such participant or potential participant has executed a confidentiality agreement containing provisions substantially the same as those of Section 12.29 and otherwise reasonably acceptable to the Debtors and the DIP Agent, the Pre-Petition BMO Agent and the Pre-Petition CoBank Agent, as appropriate.

    Section 12.31   Amendment and Restatement.  This Agreement amends and restates the Original DIP Credit Agreement and is not intended to be or operate as a novation or an accord and satisfaction of the Original DIP Credit Agreement or the obligations of the Debtors evidenced or provided for thereunder.  Without limiting the generality of the foregoing, each Debtor agrees that notwithstanding the execution and delivery of this Agreement, the Liens previously granted to the DIP Agent pursuant to the Original DIP Credit Agreement and the Interim Financing Order shall be and remain in full force and effect and that any rights and remedies of the DIP Agent and the Lenders thereunder and obligations of each Debtor thereunder shall be and remain in full force and effect, shall not be affected, impaired or discharged thereby and shall secure all of the Debtors’ Post-Petition Obligations to the DIP Agent and the Lenders under the Original DIP Credit Agreement as amended and restated hereby.  Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Original DIP Credit Agreement and the Interim Financing Order as to the indebtedness, obligations and liabilities that would be secured thereby prior to giving effect hereto.

[Signature Pages to Follow]

This Amended and Restated Post-Petition Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

“Borrower”

Pilgrim’s Pride Corporation, as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

“Guarantors”

PFS Distribution Company, as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

PPC Transportation Company, as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

Pilgrim’s Pride Corporation of West Virginia, Inc., as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

PPC Marketing, Ltd., as debtor and debtor-in-possession

By: Pilgrim's Pride Corporation,
as General Partner

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

To-Ricos, Ltd., as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

To-Ricos Distribution, Ltd., as debtor and debtor-in-possession

By /s/ Richard A. Cogdill
Its Chief Financial Officer, Secretary and Treasurer

“DIP Agent, Swing Line Lender and L/C Issuer ”

Bank of Montreal, as a Lender, Swing Line Lender, L/C Issuer and as DIP Agent

By /s/ Barry Stratton
Its Senior Vice President

“Lenders”

Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland” New York Branch

By /s/ Richard J. Beard
Its Executive Director

By /s/ Rebecca O. Morrow
Its Executive Director

U.S. Bank National Association

By /s/ Dale L. Welke
Its Vice President

Wells Fargo Bank National Association

By /s/ Roger Fruendt
Its Senior Vice President

ING Capital LLC

By /s/ Peter Clinton
Its Managing Director

CALYON New York Branch

By/Illegible/
Its Managing Director

By/s/ Alan Sidrane
Its Managing Director

Natixis New York Branch

By/s/ David Pershad
Its Managing Director

By/s/ Stephen A. Jendras
Its Managing Director

SunTrust Bank

By/s/ Janet R. Naifeh
Its Senior Vice President

First National Bank of Omaha

By/s/ Wade Horton
Its Vice President